Filed Pursuant to Rule 424(b)(5)
Registration Number 333-192049

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 13, 2013)

Hanwha SolarOne Co., Ltd.

Up to US$70,000,000 Aggregate Sale Price of Ordinary Shares, Represented by

American Depositary Shares

We have entered into a distribution agency agreement with Credit Suisse Securities (USA) LLC, or Credit Suisse, relating to American Depositary Shares, or ADSs, offered by this prospectus supplement and the accompanying prospectus. Each ADS represents five ordinary shares, par value US$0.0001 per share, of our company. The ADSs are evidenced by American Depositary Receipts, or ADRs. In accordance with the terms of the distribution agency agreement, we may offer and sell ADSs having an aggregate sale price of up to US$70,000,000 from time to time through Credit Suisse, acting as our sales agent, or directly to Credit Suisse, acting as principal.

Sales of the ADSs under this prospectus supplement and the accompanying prospectus may be made in sales deemed to be “at-the-market” equity offerings as defined in Rule 415 under the Securities Act of 1933, as amended, including sales made directly on or through the Nasdaq Global Select Market, the existing trading market for the ADSs, sales made to or through a market maker other than on an exchange or otherwise, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices and/or any other method permitted by law.

The compensation to Credit Suisse for sales of ADSs will be 2.5% of the gross sale price per ADS sold. We have agreed to reimburse Credit Suisse for its legal expenses in connection with this offering. See “Plan of Distribution.” In connection with the sale of the ADSs on our behalf, Credit Suisse may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, and the compensation of Credit Suisse may be deemed to be underwriting commissions or discounts.

The ADSs are listed on the Nasdaq Global Select Market under the symbol “HSOL.” The last reported sale price of the ADSs on November 13, 2013 was US$4.49 per ADS.

Investing in the ADSs involves risks. See “Risk Factors” beginning on page S-3.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse

The date of this prospectus supplement is November 15, 2013

ABOUT THIS PROSPECTUS SUPPLEMENT

This document contains two parts. The first part is this prospectus supplement, which describes the specific terms of the offering and other matters relating to us and our financial condition. The second part is the attached base prospectus, which gives more general information about securities we may offer from time to time, some of which does not apply to the ADSs we are offering. The information in this prospectus supplement replaces any inconsistent information included in the accompanying prospectus. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If information in the prospectus supplement differs from information in the accompanying prospectus, you should rely on the information in this prospectus supplement.

In this prospectus, unless otherwise indicated or unless the context otherwise requires,

•	“we,” “us,” “our company” and “our” refer to Hanwha SolarOne Co., Ltd., its predecessor entities and its consolidated subsidiaries;

•	“ADRs” refers to the American depositary receipts that may evidence the ADSs;

•	“ADSs” refers to American depositary shares, each of which represents five of our ordinary shares;

•	“China” and the “PRC” refer to the People’s Republic of China, excluding, for the purposes of this prospectus, Taiwan, Hong Kong and Macau;

•	“conversion efficiency” refers to the ability of photovoltaic, or PV, products to convert sunlight into electricity, and “conversion efficiency rates” are commonly used in the PV industry to measure the percentage of light energy from the sun that is actually converted into electricity;

•	“cost per watt” and “price per watt” refers to the method by which the cost and price of PV products, respectively, are commonly measured in the PV industry. A PV product is priced based on the number of watts of electricity it can generate;

•	“GW” refers to gigawatt, representing 1,000,000,000 watts, a unit of power-generating capacity or consumption;

•	“MW” refers to megawatt, representing 1,000,000 watts, a unit of power-generating capacity or consumption. In this prospectus, it is assumed that, based on a yield rate of 97%, 420,000 125mm x 125mm or 247,820 156mm x 156mm silicon wafers are required to produce PV products capable of generating 1 MW, that each 125mm x 125mm and 156mm x 156mm PV cell generates 2.4 W and 4.16 W of power, respectively, and that each PV module contains 72 125mm x 125mm PV cells or 54 156mm x 156mm PV cells;

•	“PV” refers to photovoltaic. The photovoltaic effect is a process by which sunlight is converted into electricity;

•	“RMB” and “Renminbi” refers to the legal currency of China;

•	“shares” and “ordinary shares” refer to our ordinary shares, par value US$0.0001 per share; and

•	“US$” and “U.S. dollars” refer to the legal currency of the United States.

Unless otherwise stated as set forth, the translations of RMB into U.S. dollars have been made at the exchange rate on September 30, 2013 in the H.10 statistical release of the Federal Reserve Board, which was RMB6.1200 to US$1.00. We make no representation that the RMB or dollar amounts referred to in this prospectus supplement could have been or could be converted into dollars or RMB, as the case may be, at any particular rate or at all.

References in this prospectus supplement to our annual manufacturing capacity assume 24 hours of operation per day for 350 days per year.

S-i

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the prospectus or any free writing prospectus prepared by us. We and the sales agent have not authorized anyone else to provide you with different or additional information. We are not making an offer of the ADSs in any jurisdiction where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or in the prospectus is accurate as of any date other than the date on the front of that document.

S-ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference contain statements of a forward-looking nature. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995.

In some cases, these forward-looking statements can be identified by words or phrases such as “aim,” “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “is/are likely to,” “may,” “plan,” “potential,” “will” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, among other things, statements relating to:

•	the worldwide demand and price trends for our products, and solar energy and electricity products in general;

•	the supply and demand for traditional non-renewable energy;

•	government regulation of and support for solar energy and the renewable energy sector;

•	infrastructure for solar power and electricity in our target markets;

•	the low-cost advantage of solar power product production in China;

•	the cost and availability of our raw materials, especially silicon-related materials, in the future;

•	our ability to implement our strategies, increase our revenue and profitability, maintain and enhance our relationships with customers in our target markets, scale and expand our production capacity and improve our technologies;

•	our ability to secure sufficient funds to meet our cash needs for our operations and capacity expansion;

•	competition from other manufacturers of PV products and conventional energy suppliers;

•	PRC government policies regarding foreign investment;

•	our future business development, results of operations and financial condition; and

•	future economic or capital market conditions.

We would like to caution you not to place undue reliance on these statements and you should read these statements in conjunction with the risk factors disclosed in this prospectus for a more complete discussion of the risks of an investment in the ADSs and other risks outlined in our other filings with the Securities and Exchange Commission, or the SEC. The forward-looking statements included in this prospectus or incorporated by reference into this prospectus are made only as of the date of this prospectus or the date of the incorporated document, and we do not undertake any obligation to update the forward-looking statements except as required under applicable law.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement and does not contain all the information you will need in making your investment decision. You should read carefully this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement.

Our Company

We are a vertically integrated manufacturer of silicon ingots, silicon wafers, PV cells and PV modules in China. We manufacture a variety of silicon ingots, silicon wafers, PV cells and PV modules using advanced manufacturing process technologies that have helped us to rapidly increase our operational efficiency. We also provide PV module processing services. We sell PV cells and PV modules both directly to system integrators and through third party distributors. In the nine months ended September 30, 2013, we sold our products to over 200 customers, mostly in Japan, South Africa, Germany, the United States, the United Kingdom, China and Korea. We conduct our business in China primarily through our wholly owned operating subsidiary, Hanwha SolarOne (Qidong) Co., Ltd.

As of September 30, 2013, we had annual production capacities of 1.5 GW for PV modules, 1.3 GW for PV cells and 800 MW for ingots and wafers. In addition, we have achieved improvements in process technology and product quality since we commenced our commercial production in November 2005. Our multicrystalline PV cells achieved conversion efficiency rates of 17.12% in the nine months ended September 30, 2013.

Our principal executive offices are located at Rooms 605-606, Yongda International Tower, 2277 Longyang Road, Shanghai 201204, People’s Republic of China. Our telephone number at this address is +86 21 3852 1666 and our fax number is +86 21 3852 1668. Our registered office in the Cayman Islands is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

Investor inquiries should be directed to us at the address and telephone number of our principal executive offices set forth above. Our website is www.hanwha-solarone.com. The information contained on our website does not constitute a part of this prospectus supplement. Our agent for service of process in the United States is Hanwha SolarOne U.S.A. Inc. (USA), located at 2424 Walsh Avenue, Santa Clara, California 95051, United States of America.

THE OFFERING

ADSs offered by us	ADSs with an aggregate sale price of up to US$70,000,000.

The ADSs	Each ADS represents five ordinary shares, par value US$0.0001 per ordinary share. The offered ADSs are evidenced by American Depositary Receipts.

Depositary	The Bank of New York Mellon.

Use of proceeds	We intend to use the proceeds of this offering primarily for technical upgrades to manufacturing processes and business diversification, including expansion of our downstream business, particularly in China.

Risk factors	See “Risk Factors” beginning on page S-3 in this prospectus supplement and page 5 of the accompanying prospectus, and in the documents incorporated by reference for a discussion of factors you should carefully consider before deciding to invest in the ADSs.

Nasdaq Global Select Market Symbol for the ADSs	The ADSs are listed on the Nasdaq Global Select Market under the symbol “HSOL.”

RISK FACTORS

You should consider carefully the following factors, as well as the other information set forth in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement before making an investment decision. Some of the following risks relate principally to the industry in which we operate and our business in general. Other risks relate principally to the securities market and ownership of the ADSs. Any of the risk factors could significantly and negatively affect our business, financial condition or operating results and the trading price of the ADSs. You could lose all or part of your investment.

Risks Related to Our Company and Our Industry

Demand for our PV products has been, and may continue to be, adversely affected by volatile market and industry trends.

Demand for our PV products has been affected by global economic conditions, capital markets fluctuations and credit disruptions. During the second half of 2008 and the first half of 2009, many of our key markets, including Germany, Spain and the United States, and other national economies experienced a period of economic contraction or significantly slower economic growth. The global financial crisis, weak consumer confidence and diminished consumer and business spending have contributed to a significant slowdown in the market demand for PV products due to decreased energy requirements. In addition, many of our customers and many end-users of our PV products depend on debt financing to fund the initial capital expenditure required to purchase our PV products. During the global credit crisis, many of our customers and many end-users of our PV products experienced difficulties in obtaining financing, and even if they were able to obtain financing, the cost of such financing had increased. As a result, they changed their decision or changed the timing of their decision to purchase our PV products. There can be no assurance that our customers or end-users will be able to obtain financing on a timely basis or on reasonable terms, which could have a negative impact on their demand for our products. Rising interest rates may make it difficult for end-users to finance the cost of PV systems and therefore limit the demand for our PV products and/or lead to a reduction in the average selling price of our PV products.

Since 2011, a decrease in payment to PV product producers, in the form of feed-in tariffs and other reimbursements, and a reduction in available financing have caused a decrease in the growth in a number of PV projects in the European markets. Payments to PV product producers decreased as governments in Europe, under pressure to reduce sovereign debt levels, reduced subsidies such as feed-in tariffs. Furthermore, many downstream purchasers of PV products were unable to secure sufficient financing for PV projects due to the global credit crunch. These market conditions were exacerbated by an over-supply of PV products driven by increased manufacturing capacity, which adversely affected the prices of PV products. A protracted disruption in the ability of our customers to obtain financing, economic downturn or an increase in manufacturing capacity of the PV industry has led to, and may continue to have, a protracted material adverse effect on our business, financial condition and results of operations. In addition, since we have substantially increased our production capacity in the past few years, the decrease in demand for our products has led to, and may continue to result in, idle capacity. The reduction in demand has resulted in, and may continue to lead to, a significant amount of our capacity not being utilized, and our assets being impaired.

The average selling price of our PV products may continue to decrease.

Beginning in the fourth quarter of 2008, the supply of PV products has increased significantly as many manufacturers of PV products worldwide, including our company, have engaged in significant production capacity expansion in recent years. As a result, this state of over-supply has resulted in reductions in the prevailing market prices of PV products as manufacturers have reduced their average selling prices in an attempt to obtain sales. The average selling price of our PV modules per watt decreased from RMB11.58 in 2010 to RMB8.87 in 2011, to RMB4.47 in 2012 and to RMB4.10 for the nine months ended September 30, 2013. Our net profit margin declined from a positive margin of 10.0% in 2010 to a negative margin of 14.5% in 2011, declined further to a negative margin of 42.5% in 2012 and increased to a negative margin of 24.8% for the nine months ended September 30, 2013. The average selling prices of our PV products may decline further, which could cause our sales and/or our profit margins to decline and have a material adverse effect on our business, financial condition, results of operations and prospects.

As silicon supply increases, the corresponding increase in the global supply of PV modules may adversely affect our ability to increase or maintain our market share. Fluctuation in silicon price may also adversely impact our business and results of operations.

Silicon is an essential raw material used in the production of solar cells and modules. Prior to mid-2008, there was an industry-wide shortage of silicon. Increases in the price of silicon have in the past increased our production costs, and any significant price increase in the future may adversely affect our business and results of operations. Due to the historical scarcity of silicon, supply chain management and financial strength were the key barriers to entry. In late 2008 and 2009, however, newly available silicon capacity has resulted in an increased supply of silicon, which resulted in downward pressure on the price of silicon. Although the silicon price rebounded between the third quarter of 2010 and the first quarter of 2011 due to the recovery of demand for PV products in certain markets, the silicon price has decreased significantly again starting from the second quarter of 2011 as the result of increased silicon manufacturing capacity for silicon and the pressure from the decreasing average selling price of PV modules. In 2012, the polysilicon price continued to decline and reached a historical low of approximately US$14 per kilogram in November 2012.

On July 18, 2013, the Ministry of Commerce of People’s Republic of China, or MOFCOM, issued a preliminary ruling imposing provisionary anti-dumping duties, commencing on July 24, 2013, on certain importers of solar grade polysilicon products from the United States and South Korea, based on its determination of the dumping margin of the relevant original manufacturer. On September 16, 2013, MOFCOM issued a preliminary ruling imposing provisionary countervailing duties, commencing on September 20, 2013, on certain importers of solar grade polysilicon products from the United States, based on its determination of the ad valorem subsidy rate of the relevant original manufacturer. MOFCOM has also investigated imposing anti-dumping and anti-subsidy investigations on certain importers of solar grade polysilicon products from the European Union, and, on October 31, 2013, MOFCOM extended the deadline of the investigation to May 1, 2014. While we do not expect these tariffs to materially increase our cost of production in 2013, as we do not expect to source any significant amount of our polysilicon from the United States or South Korea during 2013, we cannot guarantee that these tariffs will not have a material and adverse effect in the event we begin to source a significant amount of polysilicon from these countries.

Since polysilicon is one of our major raw materials and we have one multi-year supply agreement with an overseas supplier in the above listed countries, if there is any AD or CVD imposed, whether retroactively or not, our cost of production for solar modules may be adversely affected. Partly due to China’s AD and anti-subsidy investigations against the United States, South Korean and European polysilicon manufactures, polysilicon prices rebounded slightly since December 2012 and remained below US$20 per kilogram as of September 30, 2013.

We cannot assure you that the price of silicon will continue to decline or remain at its current levels, especially if the global solar power market regains its growth momentum. As the shortage of silicon eases, industry barriers to entry become less significant and the PV market may become more competitive. If we fail to compete successfully, our business may suffer and we may lose or be unable to gain market share and our financial condition and results of operations may be materially and adversely affected. Such price reductions could have a negative impact on our revenues and net income, and materially and adversely affect our business and results of operations.

The reduction or elimination of government subsidies and economic incentives for on-grid solar energy applications could have a material adverse effect on our business and prospects.

We believe that the near-term growth of the market for “on-grid” applications, where solar energy is used to supplement a customer’s electricity purchased from the electric utility, depends in large part on the availability and size of government subsidies and economic incentives. The on-grid market, the reduction or elimination of government subsidies and economic incentives may hinder the growth of this market, which could decrease demand for our products and reduce our revenue.

The cost of solar energy currently exceeds the cost of power furnished by the electric utility grid in many countries. As a result, federal, state and local governmental bodies in many countries, most notably Japan, Germany, Spain, Italy, the United States, Australia, China, Korea, France and the Czech Republic, have provided subsidies and economic incentives in the form of rebates, tax credits and other incentives to end users, distributors, system integrators and manufacturers of PV products to promote the use of solar energy in on-grid applications and to reduce dependency on other forms of energy. Government economic incentives are set to be reduced and may be reduced further, or eliminated. For instance, further to the reductions in feed-in-tariffs in 2009 and 2010, the German government has reduced solar subsidies since April 1, 2012. In 2010, 2011, 2012, and the nine months ended September 30, 2013, Germany accounted for 62.5%, 41.3%, 40.5% and 10.1% of our net revenues, respectively. Despite the fact that Germany installed 7,634MW of PV modules in 2012, up 2% from 2011, its fourth quarter installations in 2012 fell by 66% compared with the fourth quarter of 2011. According to Gestore dei Servizi Energetici, the annual PV incentives paid out have reached €6.57 billion as of February 2013. The current funding cap will be reached once the annual incentives paid out reach €6.7 billion. The Italian government increased its current subsidy funding cap by only €700 million compared to previous years.

In addition, political changes in a particular country could result in significant reductions or eliminations of subsidies or economic incentives. Electric utility companies that have significant political lobbying powers may also seek changes in the relevant legislation in their markets that may adversely affect the development and commercial acceptance of solar energy. The reduction or elimination of government subsidies and economic incentives for on-grid solar energy applications, especially those in our target markets, could cause demand for our products and our net revenues to decline, and have a material adverse effect on our business, financial condition, results of operations and prospects.

Our ability to adjust our raw material costs may be limited as a result of our entering into multi-year supply agreements with many of our silicon and silicon wafer suppliers, and it may be difficult for us to respond in a timely manner to rapidly changing market conditions, which could materially and adversely affect our cost of revenues and profitability.

Prior to mid-2008, there was an industry-wide shortage of silicon-related materials including silicon, silicon wafers and PV cells, which resulted in significant increases in the prices of these raw materials. To secure an adequate and timely supply of silicon-related materials during the earlier periods of supply shortage, we entered into a number of multi-year supply agreements. The prices in the agreements we entered into prior to mid-2008 were generally pre-determined, but some of these agreements provided for adjustments in subsequent years to reflect changes in market conditions or through mutual agreement. Since the fourth quarter of 2008, the market prices for silicon-related materials have been decreasing significantly. Spot market prices of silicon-related materials have fallen below the prices we have contracted for with our long-term suppliers and continued to decline in 2009. Due to the continuous significant decrease in prices of silicon-related materials, we have continued to renegotiate all of our multi-year supply agreements since 2009. After re-negotiation, the pricing terms of such multi-year agreements were generally subject to review either periodically or upon significant changes in prices on the spot market. The pricing terms of each of these multi-year agreements were adjusted to be more in line with spot market pricing at the time of the re-negotiation. In addition, the quantity and/or timing of deliveries were also adjusted in each case to reflect our updated purchase requirements as a result of the changes in market conditions and our capacity expansion. We did not enter into any new multi-year supply agreement in 2012 and we have re-negotiated all of existing agreements to lower the unit price of the silicon related materials due to the significant decrease in the price of silicon related materials in 2012. While we have obtained reduced prices and other concessions from our suppliers, we cannot assure you that we will be able to obtain reduced prices from all of our suppliers in the future. If the prices of silicon-related materials continue to decrease in the future and we are unable to re-negotiate the prices of our existing multi-year supply agreements, we may not be able to adjust our materials costs, and our cost of revenues could be materially and adversely affected. In addition, the prices of our non-silicon-related raw materials are also subject to market forces beyond our control. If the prices of these materials increase in the future, our non-silicon-related cost of revenues could be materially and adversely affected.

Furthermore, other PV module manufacturers may be able to purchase silicon-related materials on the spot market at lower prices than those we have contracted for with our suppliers. We will continue to purchase a significant amount of silicon-related materials pursuant to our multi-year supply agreements. In the event we are unable to re-negotiate or fulfill our obligations under our supply agreements, we may be subject to significant inventory build-up and may be required to make further inventory write-downs and provision for these commitments, which could have a material adverse effect on our business, financial condition, results of operations and prospects. We recorded inventory write-downs of RMB134.5 million, RMB583.1 million and RMB326.1 million in 2010, 2011 and 2012, respectively. If the prices we pay for silicon-related materials are significantly higher than the prices paid by our competitors, our competitive cost advantage of producing modules could decrease. Our inability to reduce a key manufacturing cost to the same degree as our competitors could adversely affect our ability to price our products competitively and our profit margins.

We may be subject to legal proceedings in connection with the multi-year supply agreements we entered into previously and such proceedings can be both costly and time consuming and may significantly divert the efforts and resources of our management personnel.

During the course of renegotiation of some of the multi-year supply agreements we entered into previously, we may be subject to legal, administrative or other proceedings if mutual agreement cannot be reached between us and our suppliers. For example, on June 8, 2009, LDK, one of our silicon suppliers, submitted an arbitration request and an amendment of this arbitration request to the Shanghai Arbitration Commission alleging that we failed to perform under the terms of a multi-year framework supply agreement, seeking to enforce our performance and claiming monetary relief. Deliveries of silicon under the agreement halted in early 2009 and have not recommenced. In the hearing held by the Shanghai Arbitration Commission on March 23, 2012, all claims filed by LDK were dismissed and LDK was required to refund the deposit amounting to RMB104.5 million to us within 30 days from the date of the hearing. We have not received the refund from LDK as of September 30, 2013. While we are pursuing the enforcement of the awards, LDK submitted a new and separate arbitration request to the Shanghai Arbitration Commission updating its arbitration claim to seek damages of RMB446 million plus legal cost for our alleged failure to perform the aforesaid multi-year framework supply agreement on March 20, 2012 and August 8, 2012, respectively. See “Item 8. Financial Information — A. Consolidated Statements and Other Financial Information — Legal & Administrative Proceedings” in our Annual Report on Form 20-F for the year ended December 31, 2012 (the “2012 Annual Report”).

There is no assurance that we will be able to successfully defend or resolve such legal or administrative proceedings in the near future or at all. Such legal and administrative proceedings can be both costly and time consuming and may significantly divert the efforts and resources of our management personnel. If there are any adverse judgments, our financial condition, results of operations and liquidity could be materially and adversely affected.

Prepayments we have provided to our silicon and silicon wafer suppliers expose us to the credit and performance risks of such suppliers and may not be recovered.

Most of our multi-year supply agreements that we entered into during the earlier periods of supply shortage required us to make prepayments of a portion of the total contract price to our suppliers without receiving collateral for such prepayments. As of December 31, 2010, 2011 and 2012, we had advanced RMB1,158.3 million, RMB680.2 million and RMB350.9 million, respectively, to our suppliers. We recorded charges to cost of revenues of RMB0.1 million, RMB287.7 million and RMB186.0 million in 2010, 2011 and 2012, respectively, to reflect the probable loss arising from the suppliers’ failure to perform under the contracts. In addition, we reclassify advances to other current assets when legal proceedings have commenced where we are claiming a breach of contract and are seeking monetary recovery of the remaining deposit. We recorded charges to general and administrative expenses of nil, RMB54.5 million and RMB50.0 million in 2010, 2011 and 2012, respectively, to provide for losses in relation to prepayments to suppliers that were in contractual default where we have termination rights that require repayment of the remaining deposits. In the event that a supplier fails to fulfill its delivery obligation or we have disputes with any of our suppliers and we are unable to reach an agreement on terms acceptable to us, we may not be able to recover our prepayments made to such suppliers. For example, Hoku Corporation and Hoku Materials, Inc., or Hoku collectively, have failed to fulfill their delivery obligations under their multi-year framework polysilicon supply agreement entered into on November 19, 2007 and refused to return our prepayment of US$49 million. See “Item 8. Financial Information — A. Consolidated Statements and Other Financial Information — Legal & Administrative Proceedings” in the 2012 Annual Report.

Most of our claims for prepayments are unsecured claims, which expose us to the credit risks of our suppliers in the event of their insolvency or bankruptcy. Our claims against the defaulting suppliers would rank below those of secured creditors which would undermine our chances of obtaining the return of our prepayments. If such suppliers fail to fulfill their delivery obligations under the contracts or if there is any dispute between us and such suppliers that jeopardizes our ongoing relationship, we may have to record a provision relating to or write down prepayments made to such suppliers, which could materially and adversely affect our financial condition and results of operations.

Evaluating our business and prospects may be difficult because of the rapid changes in our industry, and our past results may not be indicative of our future performance.

We began operations in August 2004 and shipped our first PV modules and our first PV cells in February 2005 and November 2005, respectively. With the rapid growth of the PV industry prior to the fourth quarter of 2008, our business grew and evolved at a rapid rate but subsequently experienced a slowdown in 2011 and 2012. Our shipment volume in 2011 grew by 5.8% compared to a growth rate of 154.6% in 2010 and our shipment volume in 2012 decreased by 1.7% compared to 2011. As a result, our historical operating results may not provide a meaningful basis for evaluating our business, financial performance and prospects and we may not be able to achieve growth in future periods. Therefore, you should consider our business and prospects in light of the risks, expenses and challenges that we will face as a company in a competitive industry seeking to develop and manufacture new products in a rapidly growing market, and you should not rely on our past results or our historic rate of growth as an indication of our future performance.

Our future success substantially depends on our ability to manage our production effectively and to reduce our manufacturing costs. Our ability to achieve such goals is subject to a number of risks and uncertainties.

Our efforts to reduce our manufacturing costs include lowering our silicon and auxiliary material costs, improving manufacturing productivity and processes, and improving product quality. We may not expand our manufacturing capacity as planned, if demand for our products weakens. We have, in the past, halted expansion in response to reduced demand. For example, one of our subsidiaries, Hanwha SolarOne Technology Co., Ltd., owns approximately 639,785 square meters of land which is currently undeveloped. If such land is identified by competent government agencies as idle land under the applicable PRC laws, Hanwha SolarOne Technology Co., Ltd. may be subject to a fine of up to 20% of the land premium of such land or, if the land is determined to be idle for over two years, the relevant government agencies may reclaim the land. We may explore all possible alternatives to dispose of our halted or pending projects. Even if we do expand our manufacturing capacity, we might not be able to generate sufficient customer demand for our solar power products to support our increased production levels. We may explore different ways of disposing of those projects and we may not expand our manufacturing capacity as planned. If we are unable to achieve these goals, we may be unable to decrease our costs per watt, to maintain our competitive position or to improve our profitability. Our ability to achieve such goals is subject to significant risks and uncertainties, including:

•	our ability to continue to re-negotiate our existing multi-year supply agreements;

•	our ability to maintain our quality level and keep pace with changes in technology;

•	our ability to source various raw materials;

•	our ability to adjust inventory levels to respond to rapidly changing market demand;

•	our ability to successfully position our assets to meet opportunities without incurring excessive costs;

•	delays in obtaining or denial of required approvals by relevant government authorities; and

•	diversion of significant management attention and other resources to other matters.

If we are unable to establish or successfully make improvements to our manufacturing facilities or to reduce our manufacturing costs, or if we encounter any of the risks described above, we may be unable to improve our business as planned.

We depend on a limited number of customers and countries for a high percentage of our revenues and the loss of, a significant reduction in orders from, or failure to collect payments from, any of these customers or countries, if not immediately replaced, would significantly reduce our revenue and decrease our profitability.

We currently sell a substantial portion of our PV products to a limited number of customers and countries. Our five largest customers accounted for an aggregate of 51.9%, 45.0% and 29.8% of our net revenues in 2010, 2011 and 2012, respectively. Our largest customer in 2010, 2011 and 2012 accounted for 33.6%, 15.1% and 7.6% of our net revenues, respectively. In 2012, all of our five largest customers are members of Hanwha Group. Members of Hanwha Group accounted for 28.2% of our net revenues in 2012. Most of our large customers are located in Europe, particularly in Germany, Italy and Greece. In 2010, 2011 and 2012, Germany accounted for 62.5%, 41.3% and 40.5% of our net revenues, respectively. In 2012, Germany, the U.S. and China were the top three countries in terms of percentage contribution to our net revenues. The loss of sales to any one of these customers or countries would have a significant negative impact on our business. Sales to our customers are mostly made through non-exclusive arrangements. Due to our dependence on a limited number of customers and countries, any one of the following events may cause material fluctuations or declines in our net revenues and have a material adverse effect on our financial condition and results of operations:

•	reduction, delay or cancellation of orders from one or more of our significant customers;

•	selection by one or more of our significant customers of our competitors’ products;

•	loss of one or more of our significant customers and our failure to identify additional or replacement customers, including as a result of the insolvency or bankruptcy of our customers;

•	any adverse change in local policies toward solar projects in countries where we receive most orders;

•	any adverse change in the bilateral or multilateral trade relationships between China and the United States or European countries, particularly Germany;

•	any duty imposed on import of PV products as a result of anti-dumping measures or other measures against unfair trade practices; and

•	failure of any of our significant customers to make timely payment for our products.

We face payment collection difficulties with respect to certain customers. For example, on June 8, 2012, we submitted an arbitration request to Guangzhou Arbitration Commission requiring Guangdong Guo Hua New Energy Investment Co., Ltd., or Guo Hua, owner of a PV project for which we acted as an engineering, procurement and construction contractor, or an EPC contractor, to pay a total amount of RMB92 million including, among others, overdue payment of the EPC contract price, accrued interest, damages and legal costs in accordance with the EPC contract. On August 5, 2012, Guo Hua filed a counterclaim to Guangzhou Arbitration Commission alleging that we have substantially breached the EPC contract, and Guo Hua requested to terminate the EPC contract and demanded us to pay a total amount of RMB187 million for breach of contract. See “Item 8. Financial Information — A. Consolidated Statements and Other Financial Information — Legal & Administrative Proceedings” in the 2012 Annual Report. There is no assurance that we will prevail in this claim or similar claims against our customers for payment collections and if we fail to succeed in such claims, we may not be able to recover the fees due to us, which may have a material adverse effect on our results of operations.

We expect our operating results to continue to depend on sales to a relatively small number of customers or countries for a high percentage of our revenue for the foreseeable future, as well as the ability of these customers to sell PV products that incorporate our PV products.

We enter into framework agreements with many of our customers that set forth our customers’ purchase goals and the general conditions under which our sales are to be made. However, such framework agreements are only binding to the extent a purchase order for a specific amount of our products is issued. In addition, certain key sales terms of the framework agreements may be adjusted from time to time. In addition, we have in the past re-negotiated some of our framework agreements due to the disagreements with our customers relating to the volumes, delivery schedules and pricing terms contained in such agreements. However, it may not always be in our best interests to re-negotiate our framework agreements and disagreements on terms may escalate into formal disputes that could cause us to experience order cancellations or harm our reputation.

Furthermore, our customer relationships have been developed over a relatively short period of time. We cannot be certain that these customers will generate significant revenue for us in the future or if these customer relationships will continue to develop. If our relationships with customers do not continue to develop, we may not be able to expand our customer base or maintain or increase our customers and revenue.

Our dependence on a limited number of suppliers for a substantial majority of silicon-related materials may prevent us from delivering our products in a timely manner to our customers in the required quantities, which could result in order cancellations, decreased revenue and loss of market share.

In 2010, 2011, 2012 and the nine months ended September 30, 2013, our five largest silicon material suppliers supplied in the aggregate 40.0%, 40.6%, 72.4% and 76.9% respectively, of our total silicon and silicon wafer purchases. If we fail to develop or maintain our relationships with these or our other suppliers and we are unable to obtain these materials from alternative sources in a timely manner or on commercially reasonable terms, we may be unable to manufacture our products in a timely manner or at a reasonable cost, or at all, and as a result, we may not be able to deliver our products to our customers in the required quantities, at competitive prices and on acceptable terms of delivery. Problems of this kind could cause us to experience order cancellations, increased manufacturing costs, decreased revenue and loss of market share. In addition, some of our suppliers have a limited operating history and limited financial resources, and the contracts we entered into with these suppliers do not clearly provide for adequate remedies to us in the event any of these suppliers is not able to, or otherwise does not, deliver, in a timely manner or at all, any materials it is contractually obligated to deliver. Furthermore, the global economic crisis and the resulting decrease in availability of financing had a significant negative impact on silicon material suppliers. Suppliers typically require a significant amount of capital to fund their operating activities, expand their manufacturing facilities, and conduct research and development activities. The inability of our suppliers to access capital or the insolvency of our suppliers could lead to their failure to deliver silicon materials to us. Any disruption in the supply of silicon materials to us may adversely affect our business, financial condition and results of operations.

Our failure to obtain sufficient quantities of silicon-related materials in a timely manner could disrupt our operations, prevent us from operating at full capacity or limit our ability to expand as planned, which would reduce, and limit the growth of, our manufacturing output and revenue.

We depend on the timely delivery by our suppliers of silicon-related materials in sufficient volumes. Until mid-2008, there was an industry-wide shortage of silicon-related materials. Currently, the market is experiencing an over-capacity of silicon-related materials. While we do not believe a shortage of silicon-related materials will re-occur in the short term because of current market conditions and the expansion of silicon and silicon wafer manufacturing capacity in recent years, we cannot assure you that market conditions will not again rapidly change or we will always be able to obtain sufficient quantities of silicon-related materials in a timely manner. We may experience actual shortages of silicon-related materials or late or failed delivery for the following reasons:

•	the terms of our silicon and silicon wafer contracts with, or purchase orders to, our suppliers may be altered or cancelled as a result of our ongoing re-negotiations with them;

•	there are a limited number of silicon and silicon wafer suppliers, and many of our competitors also purchase silicon-related materials from these suppliers and may have longer and stronger relationship with these suppliers than we do;

•	some of our silicon and silicon wafer suppliers do not manufacture silicon themselves, but instead purchase their requirements from other vendors. It is possible that these suppliers will not be able to obtain sufficient silicon or silicon wafers to satisfy their contractual obligations to us; and

•	our purchase of silicon-related materials is subject to the business risk of our suppliers, one or more of which may go out of business for any one of a number of reasons beyond our control in the current economic environment.

If we fail to obtain delivery of silicon-related materials in amounts and according to time schedules that we expect, we may be forced to reduce production, which will adversely affect our revenues. Our failure to obtain the required amounts of silicon-related materials on time and at commercially reasonable prices could substantially limit our ability to meet our contractual obligations to deliver PV products to our customers. Any failure by us to meet such obligations could have a material adverse effect on our reputation, retention of customers, market share, business and results of operations and may subject us to claims from our customers and other disputes.

We currently have a significant amount of debt outstanding and can incur additional indebtedness. Our substantial indebtedness may limit our future financing capabilities and could adversely affect our business, financial condition and results of operations.

The principal amount of our total bank borrowings outstanding was RMB3,787.0 million (US$618.8 million) as of September 30, 2013 of which RMB1,057.3 million (US$172.8 million) were short-term bank borrowings. In addition, we had US$100.6 million principal amount of convertible bonds, with carrying value of RMB477.6 million (US$78.0 million) outstanding, and US$100 million in long-term notes as of September 30, 2013. We may also incur additional indebtedness. Our debt could have a significant impact on our future operations and cash flow, including:

•	making it more difficult for us to fulfill payment and other obligations under our outstanding debt, including repayment of our long- and short-term credit facilities should we be unable to obtain extensions for any such facilities before they mature, as well as our obligations under our convertible bonds;

•	triggering an event of default, if we fail to comply with any of our payment or other obligations contained in our debt agreements and fail to obtain waivers, which could result in cross-defaults causing all or a substantial portion of our debt to become immediately due and payable and other penalties;

•	reducing the availability of cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes, and adversely affecting our ability to obtain additional financing for these purposes;

•	potentially increasing the cost of any additional financing; and

•	putting pressure on the ADS price due to concerns of our inability to repay our debt and making it more difficult for us to conduct equity financings in the capital markets.

Our ability to meet our payment and other obligations under our outstanding debt depends on our ability to generate cash flow in the future or to refinance such debt. We may not be able to generate sufficient cash flow from operations to enable us to meet our obligations under our outstanding debt and to fund other liquidity needs. If we are not able to generate sufficient cash flow to meet such obligations, we may need to refinance or restructure our debt, to sell our assets, to reduce or delay our capital investments, or to seek additional equity or debt financing. We cannot assure you that future financing will be available in amounts or on terms acceptable to us, if at all. In addition, the incurrence of additional indebtedness would result in increased interest rate risk and debt service obligations, and could result in operating and financing covenants that would further restrict our operations and limit our ability to obtain the financing required to fund future capital expenditures and working capital. As a result, our ability to plan for, or react effectively to, changing market conditions may be adversely and materially affected.

We require a significant amount of capital to fund our operations as well as meet future capital requirements. If we cannot obtain additional capital when we need it, our growth prospects and future profitability may be materially and adversely affected.

We typically require a significant amount of capital to fund our operations. We also require cash generally to meet future capital requirements, which are difficult to plan in the rapidly changing PV industry. The principal amount of our total bank borrowings outstanding was RMB3,787.0 million (US$618.8 million) as of September 30, 2013. We cannot assure you that future financing will be available on satisfactory terms, or at all. Our ability to obtain external financing in the future is subject to a variety of uncertainties, including:

•	our future financial condition, results of operations and cash flows;

•	general market conditions for financing activities by manufacturers of PV and related products; and

•	economic, political and other conditions in the PRC and elsewhere in the world.

If we are unable to obtain necessary financing in a timely manner or on commercially acceptable terms, or at all, our growth prospects and future profitability may decrease materially.

Our subsidiaries’ loan agreements and other debt instruments contain financial covenants that require the borrower and the guarantor to maintain certain financial ratios.

Certain of our subsidiaries have outstanding bank loans and other debt instruments that require such subsidiary, and our parent company as guarantor, to maintain certain financial ratios that are tested semi-annually. Such debt instruments also contain standard cross-default provisions under which an event of default under one such instrument would trigger a right to accelerate payment under another instrument.

From time to time there have been a few instances where these financial ratios have not been met at the relevant measurement dates. In such cases, we and our subsidiaries and parent company, where applicable, have obtained waivers from the lenders to cure such defaults and avoid cross-acceleration of other debt instruments. In the future, our subsidiaries and parent company may similarly fail to maintain such financial ratios or violate other covenants contained in such debt instruments, and may not be able to obtain waivers for or otherwise cure such defaults, which may cause our indebtedness to become immediately due and payable.

We face risks associated with the marketing, distribution and sale of our PV products internationally, and if we are unable to effectively manage these risks, our expansion may be materially and adversely affected.

A substantial majority of our revenue has been generated by sales to customers outside of China. The marketing, distribution and sale of our PV products overseas expose us to a number of risks, including:

•	fluctuations in currency exchange rates of the U.S. dollar, Euro and other foreign currencies against the Renminbi;

•	difficulty in engaging and retaining distributors and agents who are knowledgeable about, and can function effectively in, overseas markets;

•	increased costs associated with maintaining marketing and sales activities in various countries;

•	difficulty and costs relating to compliance with different commercial and legal requirements in the jurisdictions in which we offer our products;

•	inability to obtain, maintain or enforce intellectual property rights; and

•	trade barriers, such as export requirements, tariffs, taxes and other restrictions and expenses, which could increase the prices of our products and make us less competitive in some countries.

If we are unable to effectively manage these risks, our ability to conduct or expand our business abroad would be impaired, which may in turn have a material adverse effect on our business, financial condition, results of operations and prospects.

Changes in international trade policies and international barriers to trade may material adversely affect our ability to export our products worldwide.

In October 2011, a trade action was filed with the U.S. Department of Commerce, or USDOC, and the U.S. International Trade Commission, or USITC, by seven U.S. firms, accusing Chinese producers of crystalline silicon photovoltaic cells, or CSPV cells, of selling their products into the United States at less than fair value, or dumping, and of receiving countervailable subsidies from the Chinese authorities.

On October 9, 2012, the USDOC issued final affirmative determinations in the anti-dumping and countervailing duty investigations. On November 7, 2012, the USITC ruled that imports of CSPV cells had caused material injury to the U.S. CSPV industry. Consequently, imports of solar panels from SolarOne Qidong are subject to a combined effective AD and CVD deposit rate of 29.18%, of which 15.24% is attributable to the CVD. Imports of solar panels from SolarOne Hong Kong are subject to a combined effective rate of 254.66%, which is comprised of an AD of 239.42% and a CVD of 15.24%.

Actual AD and CVD ultimately due will be determined by the DOC after its review of actual transactions. Such review takes place annually in the anniversary month of the publication of the AD and CVD Orders, and covers the preceding one-year period. The anniversary month of the AD and CVD orders is December; accordingly, parties may request administrative reviews of the orders by the end of December 2013. Any reviews requested will likely be initiated by the end of January 2014 and are ordinarily completed in 12 to 18 months.

On September 6 and November 8, 2012, the European Commission initiated an antidumping proceeding and an anti-subsidy proceeding concerning imports of crystalline silicon PV modules and key components, such as cells and wafers, originating in China. On July 27, 2013, the European Union and Chinese trade negotiators announced that an agreement has been reached pursuant to which Chinese manufacturers, including us, would limit our export of solar panels and cells to the European Union and for no less than a minimum price, in exchange for the European Union agreeing to forgo the imposition of anti-dumping duties on these solar panels from China. The offer was approved by the European Commission on August 2, 2013. The Chamber of Commerce Import and Export of Machinery and Electronic Product (CCCME) of China will be responsible for allocating the quota between PV companies, and we have been allocated a portion of the quota. Solar panels and cells imported in excess of the annual quota will be subject to anti-dumping and anti-subsidy duties. This price undertaking and annual quota will also resolve the parallel anti-subsidy investigation, for which definitive measures are due in December 2013. Finally, wafers will be excluded from the scope of both the anti-dumping and anti-subsidy measures.

It is also possible that other AD or CVD or other import restrictive proceedings may be initiated in other jurisdictions. For example, in November 2012, India initiated AD investigations against solar cell imported from China, the United States, Malaysia and Taiwan. We cannot guarantee that the proceeding will be determined in our favor. Violations of laws of AD and CVD can result in significant additional duties imposed on exports of our products into these countries, which could increase our costs of accessing future additional markets.

On July 18, 2013, MOFCOM issued a preliminary ruling imposing provisionary anti-dumping duties, commencing on July 24, 2013, on certain importers of solar grade polysilicon products from the United States and South Korea, based on its determination of the dumping margin of the relevant original manufacturer. On September 16, 2013, MOFCOM issued a preliminary ruling imposing provisionary countervailing duties, commencing on September 20, 2013, on certain importers of solar grade polysilicon products from the United States, based on its determination of the ad valorem subsidy rate of the relevant original manufacturer. MOFCOM has also investigated imposing anti-dumping and anti-subsidy investigations on certain importers of solar grade polysilicon products from the European Union, and, on October 31, 2013, MOFCOM extended the deadline of the investigation to May 1, 2014. While we do not expect these tariffs to materially increase our cost of production in 2013, as we do not expect to source any significant amount of our polysilicon from the United States or South Korea during 2013, we cannot guarantee that these tariffs will not have a material and adverse effect in the event we begin to source a significant amount of polysilicon from these countries.

In response to increasing trade tensions in the international solar market, we are undertaking efforts to avoid or alleviate the impacts from the present and foreseeable AD and CVD proceedings. However, we cannot assure you that these efforts will be successful due to potential policy changes or other changes in the activities and practices of the various national trade authorities responsible for AD and CVD enforcement.

If we are unable to compete in the highly competitive PV market, our revenue and profits may decrease and we may lose market share.

The PV market is very competitive. We face competition from a number of PV manufacturers, including domestic, foreign and multinational corporations. We believe that the principal competitive factors in the markets for our products are:

•	manufacturing capacity;

•	power efficiency;

•	product offerings and quality of products;

•	price;

•	strength of supply chain and distribution network;

•	after-sales services; and

•	brand name recognition.

Our competitors include domestic companies owned or controlled by PRC persons or entities, who may be more competitive when obtaining government support, local financing or otherwise expanding in local markets. Many of our current and potential competitors have longer operating histories, access to larger customer bases and resources and significantly greater economies of scale than we do. In particular, many of our competitors are developing and manufacturing solar energy products based on new technologies that may ultimately have costs similar to, or lower than, our projected costs. In addition, our competitors may be able to respond more quickly to changing customer demands or devote more resources to the development, promotion and sales of their products than we can. Furthermore, competitors with more diversified product offerings may be better positioned to withstand a decline in the demand for PV products. Some of our competitors have also become vertically integrated, with businesses ranging from upstream silicon wafer manufacturing to solar power system integration. We have only recently expanded our business to include solar power system integration and we may not have the same level of expertise and customer base as our competitors, which may affect our ability to successfully expand this business line. It is possible that new competitors or alliances among existing competitors could emerge and rapidly acquire significant market share, which would harm our business. For instance, several semiconductor manufacturers have already announced their intention to commence production of PV cells and PV modules. If we fail to compete successfully, our business would suffer and we may lose or be unable to gain market share and our financial condition and results of operations would be materially and adversely affected.

In addition, the PV market in general competes with other sources of renewable energy as well as conventional power generation. If prices for conventional and other renewable energy resources decline, or if these resources enjoy greater policy support than solar power, the PV market and our business and prospects could be materially and adversely affected.

Our profitability depends on our ability to respond to rapid market changes in the PV industry, including by developing new technologies and offering additional products and services.

The PV industry is characterized by rapid changes in the diversity and complexity of technologies, products and services. In particular, the ongoing evolution of technological standards requires products with improved features, such as more efficient and higher power output and improved aesthetics. As a result, we expect that we will need to develop, or obtain access to, advances in technologies on a continuous basis in order for us to respond to competitive market conditions and customer demands. In addition, advances in technologies typically lead to declining average selling prices for products using older technologies or make our current products less competitive or obsolete. As a result, the profitability of any given product, and our overall profitability, may decrease over time.

In addition, we will need to invest significant financial resources in research and development to maintain our competitiveness and keep pace with technological advances in the PV industry. However, commercial acceptance by customers of new products we offer may not occur at the rate or level expected, and we may not be able to successfully adapt existing products to effectively and economically meet customer demands, thus impairing the return from our investments. We may also be required under the applicable accounting standards to recognize a charge for the impairment of assets to the extent our existing products become uncompetitive or obsolete, or if any new products fail to achieve commercial acceptance. Any such charge may have a material adverse effect on our financial condition and results of operations.

Moreover, in response to the rapidly evolving conditions in the PV industry, we started to expand our business downstream to provide system integration products and services in 2010. This expansion requires significant investment and management attention from us, and we are likely to face intense competition from companies that have extensive experience and well-established businesses and customer bases in the system integration sector. We cannot assure you that we will succeed in expanding our business downstream. If we are not able to bring quality products and services to market in a timely and cost-effective manner and successfully market and sell these products and services, our ability to continue penetrating the PV market, as well as our results of operations and profitability, will be materially and adversely affected.

Our future success also depends on our ability to make strategic acquisitions and investments and to establish and maintain strategic alliances, and failure to do so could have a material adverse effect on our market penetration, revenue growth and profitability. In addition, such strategic acquisitions, alliances and investments themselves entail significant risks that could materially and adversely affect our business.

We are pursuing expansion into PV system integration services through our subsidiary, Hanwha SolarOne (Shanghai) Co., Ltd., or Solar Shanghai, and we may pursue upstream silicon feedstock sourcing through strategic partnerships and investments in the future. We may also establish strategic alliances with third parties in the PV industry to develop new technologies and to expand our marketing channels. These types of transactions could require that our management develop expertise in new areas, make significant investments in research and development, manage new business relationships and attract new types of customers. They may also require significant attention from our management, which could have a material adverse effect on our ability to manage our business. We may also experience difficulties integrating acquisitions and investments into our existing business and operations and retaining key technical and managerial personnel of acquired companies.

Strategic acquisitions, investments and alliances with third parties may be expensive to implement and could subject us to a number of risks, including risks associated with sharing proprietary information and loss of control of operations that are material to our business. We may assume unknown liabilities or other unanticipated events or circumstances through acquisitions and investments. Moreover, strategic acquisitions, investments and alliances subject us to the risk of non-performance by a counterparty, which may in turn lead to monetary losses that materially and adversely affect our business. As a result, we may not be able to successfully make such strategic acquisitions and investments or to establish strategic alliances with third parties that will be effective or beneficial for our business. Any difficulty we face in this regard could have a material adverse effect on our market penetration, results of operations and profitability.

Problems with product quality or product performance could result in a decrease in customers and revenue, unexpected expenses and loss of market share. In addition, product liability or warranty claims against us could result in adverse publicity and potentially significant monetary damages.

Prior to 2012, our PV products were typically sold with a two to five-year warranty for technical defects, and a 10 to 12-year limited warranty against declines of greater than 10%, a 15-year limited warranty against declines of greater than 12% for our mono PV modules and 11% for our poly PV modules and a 25-year limited warranty against declines of greater than 20%, in their initial power generation capacity. Since January 2012, we started to extend our material and workmanship warranty for PV modules to 12 years and replace our existing warranty for power generation capacity with an improved 25-year linear warranty. Under the new 25-year linear warranty, we guarantee no less than 97% of the nominal power generation capacity for our typical multicrystalline PV modules and 96% of the nominal power generation capacity for our typical monocrystalline PV modules in the first year and an annual output degradation of no more than 0.7% for both multicrystalline and monocrystalline PV modules thereafter. By the end of the 25th year, the actual power output shall be no less than 82% of the nominal power generation capacity. Since our products have been in use for only a relatively short period, our assumptions regarding the durability and reliability of our products may not be accurate. We consider various factors when determining the likelihood of product defects, including an evaluation of our quality controls, technical analysis, industry information on comparable companies and our own experience. We estimate the amount of our warranty obligation primarily based on the results of technical analyses, our historical warranty claims experience, the warranty accrual practices of comparable companies, and the expected failure rate and future costs to service failed products. The results of the technical analyses support the future operational efficiency of the PV modules at levels significantly above the minimum guaranteed levels over the respective warranty periods. The estimate of warranty costs is affected by the estimated and actual product failure rates, the costs to repair or replace failed products and potential service and delivery costs incurred in correcting a product failure. Based on the considerations above and management’s ability and intention to provide repairs, replacements or refunds for defective products, we have accrued for warranty costs for the 2 to 12-year warranty against technical defects based on 1% of revenue for PV modules. No warranty cost accrual has been recorded for the 10-year and 20 to 25-year warranties for decline from initial power generation capacity because we determined the likelihood of claims arising from these warranties to be remote based on internal and external testing of the PV modules and strong quality control procedures in the production process. Based on the results of analysis and technical testing, the revision to our warranty policy in January 2012 did not have a material effect on our warranty accrual rate. The basis for the warranty accrual will be reviewed periodically based on actual experience. As of December 31, 2010 and 2011, our accrued warranty costs totaled RMB131.7 million and RMB162.1 million for the two to five year warranty against technical and material defects, respectively, and as of December 31, 2012, totaled RMB177.9 million for the five to 12 year warranty against technical and material defects. As of September 30, 2013, our accrued warranty costs totaled RMB175.1 million (US$28.6 million) for the 5 to 12 year warranty against technical and material defects.

If our PV modules fail to perform to the standards of the performance guarantee, we could incur substantial expenses and substantial cash outlays to repair, replace or provide refunds for the under-performing products, which could negatively impact our overall cash position. Any increase in the defect rate of our products would increase the amount of our warranty costs and we may not have adequate warranty provision to cover such warranty costs, which would have a negative impact on our results of operations.

In addition, we purchase silicon-related materials and other components that we use in our products from third parties. Unlike PV modules, which are subject to certain uniform international standards, silicon-related materials generally do not have uniform international standards, and it is often difficult to determine whether product defects are caused by defects in silicon, silicon wafers or other components of our products or caused by other reasons. Even assuming that our product defects are caused by defects in raw materials, we may not be able to recover our warranty costs from our suppliers because the agreements we entered into with our suppliers typically contain no or only limited warranties. The possibility of future product failures could cause us to incur substantial expense to provide refunds or resolve disputes with regard to warranty claims through litigation, arbitration or other means, or damage our market reputation and cause our sales to decline.

As with other PV product manufacturers, we are exposed to risks associated with product liability claims if the use of the PV products we sell results in injury, death or damage to property. We cannot predict whether product liability claims will be brought against us in the future or the effect of any resulting negative publicity on our business. See “— We have limited insurance coverage and may incur losses resulting from product liability claims or business interruptions.”

If PV technology is not suitable for widespread adoption, or sufficient demand for PV products does not develop or takes longer to develop than we anticipated, our sales may not continue to increase or may even decline, and our revenue and profitability would be reduced.

The PV market is at a relatively early stage of development and the extent to which PV products will be widely adopted is uncertain. Furthermore, market data in the PV industry are not as readily available as those in other more established industries, where trends can be assessed more reliably from data gathered over a longer period of time. If PV technology, in particular the type of PV technology that we have adopted, proves unsuitable for widespread adoption or if demand for PV products fails to develop sufficiently, we may not be able to grow our business or generate sufficient revenue to sustain our profitability. In addition, demand for PV products in our targeted markets, including China, may not develop or may develop to a lesser extent than we anticipated. Many factors may affect the viability of widespread adoption of PV technology and demand for PV products, including:

•	cost-effectiveness of PV products compared to conventional and other non-solar energy sources and products;

•	performance and reliability of PV products compared to conventional and other non-solar energy sources and products;

•	availability of government subsidies and incentives to support the development of the PV industry or other energy resource industries;

•	success of other alternative energy generation technologies, such as fuel cells, wind power and biomass;

•	fluctuations in economic and market conditions that affect the viability of conventional and non-solar alternative energy sources, such as increases or decreases in the prices of oil and other fossil fuels;

•	capital expenditures by end users of PV products, which tend to decrease when the overall economy slows down; and

•	deregulation of the electric power industry and the broader energy industry.

One of our existing shareholders has substantial influence over our company and its interests may not always be aligned with the interests of our other shareholders.

Hanwha Solar owns approximately 49.43% of our outstanding share capital as of September 30, 2013. Pursuant to a shareholder agreement between Hanwha Solar and our company dated November 12, 2013, Hanwha Solar has the right to nominate directors to the board according to a formula based on its share ownership in the company and veto major corporate actions. Hanwha Solar has substantial influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for its shares as part of a sale of our company and might reduce the price of the ADSs. In addition, without the consent of Hanwha Solar, we could be prevented from entering into transactions that could be beneficial to us. Hanwha Solar may cause us to take actions that are opposed by other shareholders as its interests may differ from those of other shareholders. Hanwha Group, a company that controls Hanwha Solar, also has several subsidiaries in the solar industry, some of which are our key customers. We depend to a certain extent on the support of the Hanwha Group, and if they reduce their shareholding in our company or choose to devote resources to other priorities, such as other companies in which they hold interests, including other companies in the solar industry, for any other reason and not to us, our results of operations could be adversely affected. How Hanwha Group positions our company among its subsidiaries and other investments could have a material impact on our results of operations. Hanwha Group’s strategic plan involving our company may not always be aligned with the interests of our other shareholders. Additionally, Hanwha Group could increase their ownership in us above 50%, which would make them our majority shareholder, and could trigger repurchase obligations under certain of our indebtedness.

Existing regulations and policies governing the electricity utility industry, as well as changes to regulations and policies affecting PV products, may adversely affect demand for our products and materially reduce our revenue and profits.

The electric utility industry is subject to extensive regulation, and the market for PV products is heavily influenced by these regulations as well as the policies promulgated by electric utilities. These regulations and policies often affect electricity pricing and technical interconnection of end-user power generation. As the market for solar and other alternative energy sources continues to evolve, these regulations and policies are being modified and may continue to be modified. Customer purchases of, or further investment in research and development of, solar and other alternative energy sources may be significantly affected by these regulations and policies, which could significantly reduce demand for our products and materially reduce our revenue and profits.

Moreover, we expect that our PV products and their installation will be subject to oversight and regulation in accordance with national and local ordinances relating to building codes, safety, environmental protection, utility interconnection and metering and related matters in various countries. We also have to comply with the requirements of individual localities and design equipment to comply with varying standards applicable in the jurisdictions where we conduct business. Any new government regulations or utility policies pertaining to our PV products may result in significant additional expenses to us, our distributors and end users and, as a result, could cause a significant reduction in demand for our PV products, as well as materially and adversely affect our financial condition and results of operations.

The lack or inaccessibility of subsidies or financing for off-grid solar energy applications could cause our sales to decline.

Some of our products are used for “off-grid” solar energy applications in developed and developing countries, where solar energy is provided to end users independent of an electricity transmission grid. In some countries, government agencies and the private sector have, from time to time, provided subsidies or financing on preferred terms for rural electrification programs. We believe that the availability of financing could have a significant effect on the level of sales of off-grid solar energy applications, particularly in developing countries where users may not have sufficient resources or credit to otherwise acquire PV systems. If existing subsidies or financing programs for off-grid solar energy applications are eliminated or if financing becomes inaccessible, the growth of the market for off-grid solar energy applications may be materially and adversely affected, which may cause our sales to decline.

Our failure to protect our intellectual property rights may undermine our competitive position, and litigation to protect our intellectual property rights may be costly.

We rely primarily on patents, trademarks, trade secrets, copyrights and other contractual restrictions to protect our intellectual property. Nevertheless, these afford only limited protection and the actions we take to protect our intellectual property rights may not be adequate. In particular, implementation of PRC intellectual property-related laws has historically been lacking, primarily because of ambiguities in the PRC laws and difficulties in enforcement. Accordingly, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries. Policing unauthorized use of our proprietary technologies can be difficult and expensive. In addition, litigation may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others. We also cannot assure you that the outcome of any such litigation would be in our favor. An adverse determination in any such litigation will impair our intellectual property rights and may harm our business, prospects and reputation. Furthermore, any such litigation may be costly and may divert management attention away from our business as well as require us to expend other resources. We have no insurance coverage against litigation costs and would have to bear all costs arising from such litigation to the extent we are unable to recover them from other parties. The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

We may be exposed to infringement or misappropriation claims by third parties, particularly in jurisdictions outside China which, if determined adversely against us, could disrupt our business and subject us to significant liability to third parties, as well as have a material adverse effect on our financial condition and results of operations.

Our success depends, in large part, on our ability to use and develop our technologies and know-how without infringing the intellectual property rights of third parties. As we continue to market and sell our products internationally, and as litigation becomes more common in the PRC, we face a higher risk of being the subject of claims for intellectual property infringement, as well as having indemnification relating to other parties’ proprietary rights held to be invalid. Our current or potential competitors, many of which have substantial resources and have made substantial investments in competing technologies, may have or may obtain patents that will prevent, limit or interfere with our ability to make, use or sell our products in the European Union, the PRC or other countries. The validity and scope of claims relating to PV technology patents involve complex, scientific, legal and factual questions and analysis and, therefore, may be highly uncertain. In addition, the defense of intellectual property claims, including patent infringement suits, and related legal and administrative proceedings can be both costly and time consuming, and may significantly divert the efforts and resources of our technical and management personnel. Furthermore, an adverse determination in any such litigation or proceeding to which we may become a party could cause us to:

•	pay damage awards;

•	seek licenses from third parties;

•	pay ongoing royalties;

•	redesign our products; or

•	be restricted by injunctions,

each of which could effectively prevent us from pursuing some or all of our business and result in our customers or potential customers deferring or limiting their purchase or use of our products, which could have a material adverse effect on our financial condition and results of operations.

We may not be able to obtain sufficient patent protection on the technologies embodied in the PV products we currently manufacture and sell, which could reduce our competitiveness and increase our expenses.

Although we rely primarily on trade secret laws and contractual restrictions to protect the technologies in the PV cells and PV modules we currently manufacture and sell, our success and ability to compete in the future may also depend to a significant degree on obtaining patent protection for our proprietary technologies. As of September 30, 2013, we had 49 issued patents and 20 pending patent applications in the PRC.

We do not have, and have not applied for, any material patents for our proprietary technologies outside the PRC. As the protections afforded by our patents are effective only in the PRC, our competitors and other companies may independently develop substantially equivalent technologies or otherwise gain access to our proprietary technologies, and obtain patents for such technologies in other jurisdictions, including the countries in which we sell our products. Moreover, our patent applications in the PRC may not result in issued patents, and even if they do result in issued patents, the patents may not have claims of the scope we seek. In addition, any issued patents may be challenged, invalidated or declared unenforceable. As a result, our present and future patents may provide only limited protection for our technologies, and may not be sufficient to provide competitive advantages to us.

We depend on our key personnel, and our business and growth may be severely disrupted if we lose their services or fail to recruit new qualified personnel.

Our future success depends substantially on the continued services of some of our directors and key executives. If we lose the services of one or more of our current directors and executive officers, we may not be able to replace them readily, if at all, with suitable or qualified candidates, and may incur additional expenses to recruit and retain new directors and officers, particularly those with a significant mix of both international and China-based PV industry experience similar to our current directors and officers, which could severely disrupt our business and growth. In addition, if any of our directors or executives joins a competitor or forms a competing company, we may lose some of our customers. Each of these directors and executive officers has entered into an employment agreement with us, which contains confidentiality and non-competition provisions. However, if any disputes arise between these directors or executive officers and us, it is not clear the extent to which any of these agreements could be enforced outside of the United States, where most of these directors and executive officers reside and hold some of their assets, particularly in light of uncertainties associated with the PRC legal system. See “— Risks Related to Doing Business in China — Uncertainties with respect to the PRC legal system could have a material adverse effect on us.” Furthermore, as we expect to continue to expand our operations and develop new products, we will need to continue attracting and retaining experienced management and key research and development personnel.

Competition for personnel in the PV industry in China is intense, and the availability of suitable and qualified candidates is limited. In particular, we compete to attract and retain qualified research and development personnel with other PV technology companies, universities and research institutions. Competition for these individuals could cause us to offer higher compensation and other benefits in order to attract and retain them, which could have a material adverse effect on our financial condition and results of operations. We may also be unable to attract or retain the personnel necessary to achieve our business objectives, and any failure in this regard could severely disrupt our business and growth.

Any failure to achieve and maintain effective internal control could have a material adverse effect on our business, results of operations and the market price of the ADSs.

The SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, adopted rules requiring most public companies to include a management report on such company’s internal control over financial reporting in its annual report, which contains management’s assessment of the effectiveness of the company’s internal control over financial reporting. In addition, when a company meets the SEC’s criteria, an independent registered public accounting firm must report on the effectiveness of the company’s internal control over financial reporting.

Our management and independent registered public accounting firm have concluded that our internal control over financial reporting as of December 31, 2012 was effective. However, we cannot assure you that in the future our management or our independent registered public accounting firm will not identify material weaknesses during the Section 404 of the Sarbanes-Oxley Act audit process or for other reasons. In addition, because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. As a result, if we fail to maintain effective internal control over financial reporting or should we be unable to prevent or detect material misstatements due to error or fraud on a timely basis, investors could lose confidence in the reliability of our financial statements, which in turn could harm our business, results of operations and negatively impact the market price of the ADSs, and harm our reputation. Furthermore, we have incurred and expected to continue to incur considerable costs and to use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.

We have limited insurance coverage and may incur losses resulting from business interruptions or product liability claims.

We are subject to risk of explosion and fires, as highly flammable gases, such as silane and nitrogen gas, are generated in our manufacturing processes. While we have not experienced to date any major explosion or fire, the risks associated with these gases cannot be completely eliminated. In addition, natural disasters such as floods or earthquakes, or other unanticipated catastrophic events, including power interruption, telecommunications failures, equipment failures, explosions, fires, break-ins, terrorist attacks or acts of war, could significantly disrupt our ability to manufacture our products and to operate our business. If any of our production facilities or material equipment were to experience any significant damage or downtime, we might be unable to meet our production targets and our business could suffer. Although we have obtained business interruption insurance, it may not be able to fully cover losses caused by the business interruption because business interruption insurance available in China offers limited coverage compared to that offered in many other countries.

We are also exposed to risks associated with product liability claims in the event that the use of the PV products we sell results in injury, death or damage to property. Due to limited historical experience, we are unable to predict whether product liability claims will be brought against us in the future or the effect of any resulting adverse publicity on our business. Moreover, we only have limited product liability insurance and may not have adequate resources to satisfy a judgment in the event of a successful claim against us. The successful assertion of product liability claims against us could result in potentially significant monetary damages and require us to make significant payments, which could materially and adversely affect our business, financial condition and results of operations.

Any environmental claims or failure to comply with any present or future environmental regulations may require us to spend additional funds and may materially and adversely affect our financial condition and results of operations.

We are subject to a variety of laws and regulations relating to the use, storage, discharge and disposal of chemical by products of, and water used in, our manufacturing operations and research and development activities, including toxic, volatile and otherwise hazardous chemicals and wastes. As of the date of this prospectus supplement, we are still in the process of obtaining all necessary environmental licenses and approvals for our factories. Although we have not suffered material environmental claims in the past, failure to comply with any present or future regulations could result in the assessment of damages or imposition of fines against us, suspension of production or a cessation of our operations. New regulations could also require us to acquire costly equipment or to incur other significant expenses. Any failure by us to control the use of, or to adequately restrict the discharge of, hazardous substances could subject us to potentially significant monetary damages and fines or suspension of our business, as well as our financial condition and results of operations.

The use of certain hazardous substances, such as lead, in various products is also coming under increasingly stringent governmental regulation. Increased environmental regulation in this area could adversely impact the manufacture and sale of solar modules that contain lead and could require us to make unanticipated environmental expenditures. For example, the European Union Directive 2002/96/EC on Waste Electrical and Electronic Equipment, or the WEEE Directive, requires manufacturers of certain electrical and electronic equipment to be financially responsible for the collection, recycling, treatment and disposal of specified products placed on the market in the European Union. In addition, European Union Directive 2002/95/EC on the Restriction of the use of Hazardous Substances in electrical and electronic equipment, or the RoHS Directive, restricts the use of certain hazardous substances, including lead, in specified products. Other jurisdictions are considering adopting similar legislation. Currently, we are not required under the WEEE or RoHS Directives to collect, recycle or dispose any of our products. However, the Directives allow for future amendments subjecting additional products to the Directives’ requirements. If, in the future, our PV products become subject to such requirements, we may be required to apply for an exemption. If we were unable to obtain an exemption, we would be required to redesign our PV products in order to continue to offer them for sale within the European Union, which would be impractical. Failure to comply with the Directives could result in fines and penalties, inability to sell our PV products in the European Union, competitive disadvantages and loss of net sales, all of which could have a material adverse effect on our business, financial condition and results of operations.

Our business benefits from certain PRC government incentives. Expiration of, or changes to, these incentives could have a material adverse effect on our results of operations.

On March 16, 2007, the PRC government promulgated the Law of the People’s Republic of China on the Enterprise Income Tax, or the EIT, which took effect on January 1, 2008. Under the EIT, domestically owned enterprises and foreign invested enterprises, or FIEs, are subject to a uniform tax rate of 25%. While the EIT equalizes the tax rates for FIEs and domestically owned enterprises, preferential tax treatment continues to be granted to companies in certain encouraged sectors, and entities classified as “high and new technology enterprises” are entitled to a 15% EIT rate, whether domestically owned enterprises or FIEs. The EIT also provided a five-year transition period starting from its effective date for those enterprises which were established before the promulgation date of the EIT and which were entitled to a preferential lower tax rate or tax holiday under the then effective tax laws or regulations. The tax rate of such enterprises transitioned to the uniform tax rate within a five-year transition period and the tax holiday, which was enjoyed by such enterprises before the effective date of the EIT, continued to be enjoyed until the end of the holiday. SolarOne Qidong, our wholly owned operating subsidiary in China, was approved to be qualified as a “high and new technology enterprise” on October 21, 2008. The “high and new technology enterprise” status is valid for a period of three years from the date of issuance of the certificate and is subject to an annual self-review process whereby a form is submitted to relevant tax authority for approval to use a beneficial income tax rate. If there are significant changes in the business operations, manufacturing technologies or other criteria that cause the enterprise to no longer meet the criteria as a “high and new technology enterprise,” such status will be terminated from the year of such change. The “high and new technology enterprise” status of SolarOne Qidong was renewed and approved in October 2011. If SolarOne Qidong fails to qualify as a “high and new technology enterprise” in future periods, our income tax expenses would increase, which could have a material and adverse effect on our net income and results of operations.

Any reduction or elimination of the preferential tax treatments currently enjoyed by us may significantly increase our income tax expense and materially reduce our net income, which could have a material adverse effect on our financial condition and results of operations.

Under the EIT, we may be classified as a “Resident Enterprise” of the PRC. Such classification would likely result in negative tax consequences to us and could result in negative tax consequences to our non-PRC shareholders and ADS holders.

Under the EIT, enterprises established under the laws of non-PRC jurisdictions but whose “de facto management body” is located in the PRC are considered “resident enterprises” for PRC tax purposes and are subject to the EIT. According to the Implementation Regulations for the EIT of the PRC issued by the State Council on December 6, 2007, a de facto management body is defined as an establishment that exerts substantial and comprehensive management and control over the business operations, staff, accounting, assets and other aspects of the enterprise. Since substantially all of our management is currently based in the PRC, and may remain in the PRC in the foreseeable future, it is likely that we will be regarded as a “resident enterprise” on a strict interpretation of the EIT and its Implementation Regulations. As of September 30, 2013, we recorded unrecognized tax benefits of RMB143.5 million (US$23.4 million), RMB27.4 million (US$4.5million) of which was recorded because based on our judgment, we may be deemed as a PRC tax resident pursuant to the EIT. If Hanwha SolarOne Co., Ltd., our holding company, or any of its non-PRC subsidiaries is treated as a “resident enterprise” for PRC tax purposes, Hanwha SolarOne or such subsidiary will be subject to PRC income tax on worldwide income at a uniform tax rate of 25%, which would have a material adverse effect on our financial condition and results of operations.

In addition, although the EIT provides that dividend income payments between qualified “resident enterprises” are exempted from the 10% withholding tax, it is not clear whether we will be considered as a qualified “resident enterprise” under the EIT. If we are considered a “non-resident enterprise,” dividends paid to us by our subsidiaries in the PRC (through our holding company structure), if any, may be subject to the 10% withholding tax. If we are deemed by the PRC tax authorities to be a “resident enterprise” and declare dividends, under the existing Implementation Regulations of the EIT, dividends paid by us to our shareholders and ADS holders, which are “non-resident enterprises” and do not have an establishment or place of business in the PRC, or which have such an establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, might be subject to PRC withholding tax at 10% or a lower treaty rate.

Similarly, any gain realized on the transfer of ADSs or shares by non-PRC investors which are “non-resident enterprises” is also subject to PRC withholding income tax at 10% or a lower treaty rate if such gain is regarded as income derived from sources within the PRC.

According to the Law of the People’s Republic of China on the Individual Income Tax, or the IIT, as amended, PRC income tax at the rate of 20% is applicable to dividends payable to individual investors if such dividends are regarded as income derived from sources within the PRC. Similarly, any gain realized on the transfer of ADSs or ordinary shares by individual investors is also subject to PRC tax at 20% if such gain is regarded as income derived from sources within the PRC. If we are deemed by the PRC tax authorities as a “resident enterprise,” the dividends we pay to our individual investors with respect to our ordinary shares or ADSs, or the gain the individual investors may realize from the transfer of our ordinary shares or ADSs, might be treated as income derived from sources within the PRC and be subject to PRC tax at 20% or a lower treaty rate.

Fluctuations in exchange rates could adversely affect our business as well as result in foreign currency exchange losses.

Our financial statements are expressed in, and our functional currency is Renminbi. The change in value of the Renminbi against the U.S. dollar, Euro and other currencies is affected by, among other things, changes in China’s political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in appreciation of the Renminbi against the U.S. dollar. The PRC government may decide to adopt an even more flexible currency policy in the future, which could result in a further and more significant appreciation of the Renminbi against the U.S. dollar. An appreciation of the Renminbi relative to other foreign currencies could decrease the per unit revenue generated from our international sales. If we increased our pricing to compensate for the reduced purchasing power of foreign currencies, we may decrease the market competitiveness, on a price basis, of our products. This could result in a decrease in our international sales and materially and adversely affect our business.

A substantial portion of our sales is denominated in U.S. dollars and Euros, while a substantial portion of our costs and expenses is denominated in Renminbi. As a result, the revaluation of the Renminbi starting in July 2005 has increased, and further revaluations could further increase, our costs. The value of, and any dividends payable on, the ADSs in foreign currency terms will also be affected. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs or for other business purposes, an appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us.

Fluctuations in exchange rates, particularly among the U.S. dollar, Renminbi and Euro, also affect our gross and net profit margins and could result in fluctuations in foreign exchange and operating gains and losses. We incurred net foreign currency losses of RMB89.3 million, RMB4.0 million, gains of RMB8.9 million, and gains of RMB35.0 million (US$5.7 million), in 2010, 2011, 2012 and the nine months ended September 30, 2013, respectively. In particular, a substantial portion of our net revenues is currently denominated in Euros. Since December 2009, the Euro has fluctuated significantly. A depreciation of the Euro may also have a negative impact on the selling prices of our products in Renminbi terms. We cannot predict the impact of future exchange rate fluctuations on our financial condition and results of operations, and we may incur net foreign currency losses in the future.

While we started to enter into economic hedging transactions in 2008 to minimize the impact of short-term foreign currency fluctuations on our revenues that are denominated in a currency other than Renminbi, the effectiveness of these transactions may be limited and we may not be able to successfully hedge all of our exposure.

Our estimates of future revenues that are denominated in foreign currencies may not be accurate, which could result in foreign exchange losses. Any default by the counterparties to these transactions could also adversely affect our financial condition and results of operations. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currencies.

Risks Related to Doing Business in China

Adverse changes in political and economic policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could reduce the demand for our products and materially and adversely affect our competitive position.

Substantially all of our operations are conducted in China and some of our sales are made in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The PRC economy differs from the economies of most developed countries in many respects, including:

•	the amount of government involvement;

•	the level of development;

•	the growth rate;

•	the control of foreign exchange; and

•	the allocation of resources.

While the PRC economy has grown significantly since the late 1970s, the growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.

The PRC economy has been transitioning from a planned economy to a more market-oriented economy. Although the PRC government has in recent years implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of the productive assets in China is still owned by the PRC government. The continued control of these assets and other aspects of the national economy by the PRC government could materially and adversely affect our business. The PRC government also exercises significant control over economic growth in China through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Efforts by the PRC government to slow the pace of growth of the PRC economy could result in decreased capital expenditure by solar energy users, which in turn could reduce demand for our products.

Any adverse change in the economic conditions or government policies in China could have a material adverse effect on the overall economic growth and the level of renewable energy investments and expenditures in China, which in turn could lead to a reduction in demand for our products and consequently have a material adverse effect on our business and prospects. In particular, the PRC government has, in recent years, promulgated certain laws and regulations and initiated certain government-sponsored programs to encourage the utilization of new forms of energy, including solar energy. We cannot assure you that the implementation of these laws, regulations and government programs will be beneficial to us. In particular, any adverse change in the PRC government’s policies towards the PV industry may have a material adverse effect on our operations as well as on our plans to expand our business into downstream system integration services.

We face uncertainty with respect to the implementation of the PV Manufacturing Industry Qualification Standards.

On July 4, 2013, the China’s State Council issued the Several Opinions on Promoting the Healthy Development of the PV Industry, regulating the PV industry in China. In addition, on September 16, 2013, the Ministry of Industry and Information Technology of the PRC, or MIIT, issued the PV Manufacturing Industry Qualification Standards, which became effective as of October 16, 2013. The MIIT standards outline certain requirements for PV manufacturers in China, aiming to reduce the overcapacity of production and promote the healthy development of the industry. For example, the MIIT standards provide detailed requirements for product quality and energy consumption and require that PV manufacturers invest no less than 3% of their annual total sales, and at least a minimum of RMB10 million, in their research and development activities and technology upgrades each year. New manufactures which fail to comply with the relevant requirements under the MIIT standards will not be approved for investment. Existing manufacturers which fail to comply with the relevant requirements will not be entitled to enjoy certain government preferential policies, such as the rebate on export duties and domestic financial subsidies.

We believe we have materially complied with the qualification requirements under the MIIT standards. However, as the MIIT standards are relatively new, there is uncertainty as to how such standards would be implemented and enforced by the MIIT and how they would affect China’s PV industry or us. If we fail to comply with the MIIT standards, such as the capital expenditure requirement on research and development activities and technology upgrades, we could lose certain government benefits, such as the rebate on export duties and domestic financial subsidies, which could have an adverse effect on our business, financial condition and results of operations.

On October 11, 2013, the MIIT issued the Tentative Measures for Management of the Qualification Publication of the PV Manufacturing Industry. Under the tentative measures, a PV manufacturer meeting the industry qualification standards required by the MIIT may apply for pre-review of its qualification status by the provincial counterpart of the MIIT, which, upon completion of its pre-review, will submit the application to the MIIT for final review and certification. Upon the certification by the MIIT, the PV manufacturer will be published as a “qualified PV manufacturing enterprise” periodically. A qualified PV manufacturing enterprise can also be disqualified and delisted from qualification publication by the MIIT in the event that the enterprise no longer complies with the MIIT standards. We have applied for preview of the qualification status to the local provincial counterpart of the MIIT in Jiangsu, which, if satisfactory with our application, would then submit it to the MIIT for final review and certification. There can be no assurance that we could successfully pass the MIIT’s final review and certification as a “qualified PV manufacturing enterprise”.

Uncertainties with respect to the PRC legal system could have a material adverse effect on us.

We conduct substantially all of our business through our operating subsidiary in the PRC, SolarOne Qidong, a Chinese wholly foreign-owned enterprise. SolarOne Qidong is generally subject to laws and regulations applicable to foreign investment in China and, in particular, laws applicable to wholly foreign-owned enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

Limitations on the ability of our operating subsidiary to pay dividends or other distributions to us could have a material adverse effect on our ability to conduct our business.

We are a holding company and conduct substantially all of our business through our operating subsidiary, SolarOne Qidong, which is a limited liability company established in China. The payment of dividends by entities organized in, if any, China is subject to limitations. In particular, regulations in the PRC currently permit payment of dividends only out of accumulated profits as determined in accordance with PRC accounting standards and regulations. SolarOne Qidong is also required to set aside at least 10% of its annual after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reaches 50% of its registered capital. These reserves are not distributable as cash dividends. In addition, SolarOne Qidong is required to allocate a portion of its after-tax profit to its staff welfare and bonus fund at the discretion of its board of directors. Moreover, if SolarOne Qidong incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Restrictions on currency exchange may limit our ability to receive and use our revenue effectively.

A portion of our revenue and a substantial portion of our expenses are denominated in Renminbi. The Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans. Currently, SolarOne Qidong may purchase foreign currencies for settlement of current account transactions, including payments of dividends to us, without the approval of the State Administration of Foreign Exchange, or SAFE. However, the relevant PRC government authorities may limit or eliminate our ability to purchase foreign currencies in the future. Since a significant amount of our future revenue will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in Renminbi to fund our business activities outside China that are denominated in foreign currencies.

Foreign exchange transactions by SolarOne Qidong under the capital account continue to be subject to significant foreign exchange controls and require the approval of or need to register with PRC governmental authorities, including SAFE. In particular, if SolarOne Qidong borrows foreign currency loans from us or other foreign lenders, these loans must be registered with SAFE, and if we finance SolarOne Qidong by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the National Development and Reform Commission, or the NDRC, the Ministry of Commerce or their respective local counterparts. These limitations could affect the ability of SolarOne Qidong to obtain foreign exchange through debt or equity financing.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability and limit our ability to acquire PRC companies or to inject capital into our PRC subsidiary, limit our PRC subsidiary’s ability to distribute profits to us, or otherwise materially and adversely affect us.

SAFE issued a public notice in October 2005, or the SAFE notice, requiring PRC residents, including both legal persons and natural persons, to register with the competent local SAFE branch before establishing or controlling any company outside of China, referred to as an “offshore special purpose company,” for the purpose of acquiring any assets of or equity interest in PRC companies and raising fund from overseas. In addition, any PRC resident that is the shareholder of an offshore special purpose company is required to amend its SAFE registration with the local SAFE branch, with respect to that offshore special purpose company in connection with any increase or decrease of capital, transfer of shares, merger, division, equity investment or creation of any security interest over any assets located in China. If any PRC shareholder of any offshore special purpose company fails to make the required SAFE registration and amendment, the PRC subsidiaries of that offshore special purpose company may be prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to the offshore special purpose company. Moreover, failure to comply with the SAFE registration and amendment requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions. Our current beneficial owners who are PRC residents have registered with the local SAFE branch as required under the SAFE notice. The failure of these beneficial owners to amend their SAFE registrations in a timely manner pursuant to the SAFE notice or the failure of future beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in the SAFE notice may subject such beneficial owners to fines and legal sanctions and may also result in a restriction on our PRC subsidiary’s ability to distribute profits to us or otherwise materially and adversely affect our business. In addition, the NDRC promulgated a rule in October 2004, or the NDRC Rule, requiring overseas investment projects made by PRC entities to be approved by NDRC. The NDRC Rule also sets out the approval procedures for overseas investment projects of PRC individuals. However, uncertainties in terms of interpretation of the NDRC Rule with respect to its application to a PRC individual’s overseas investment remain, and in practice, we are not aware of any precedents that a PRC individual’s overseas investment has been approved by the NDRC or challenged by the NDRC based on the absence of an NDRC approval. Our current beneficial owners who are PRC individuals did not apply for NDRC approval for investment in us. We cannot predict how and to what extent this will affect our business operations or future strategy. For example, the failure of our shareholders who are PRC individuals to comply with the NDRC Rule may subject these persons or our PRC subsidiary to certain liabilities under PRC laws, which could adversely affect our business.

We face uncertainties with respect to application of the Circular on Strengthening the Administration of Enterprise Income Tax for Share Transfer of Non-PRC Resident Enterprises.

Pursuant to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or SAT Circular 698, issued by the State Administration of Taxation on December 10, 2009 with retroactive effect from January 1, 2008, where a non-resident enterprise transfers its equity interests in a PRC resident enterprise indirectly via disposing of the equity interests of an overseas holding company, or an Indirect Transfer, and such overseas holding company is located in a tax jurisdiction that (i) has an effective tax rate less than 12.5% or (ii) does not tax foreign income of its residents, the foreign investor shall report such Indirect Transfer to the competent tax authority of the PRC resident enterprise. The PRC tax authority will examine the true nature of the Indirect Transfer, and if the tax authority considers that the foreign investor has adopted an abusive arrangement in order to avoid PRC tax, it will disregard the existence of the overseas holding company and re-characterize the Indirect Transfer and, as a result, gains derived from such Indirect Transfer may be subject to PRC withholding tax at the rate of up to 10%. SAT Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable gain of the transaction.

There is uncertainty as to the application of SAT Circular 698. The relevant PRC authority has not yet promulgated any formal provisions or formally declared or stated how to calculate the effective tax in a foreign jurisdiction and how a foreign investor shall report to the competent tax authority an Indirect Transfer. SAT Circular 698 states that it does not apply to purchases or sales of stock on a stock exchange. If we transfer our equity interest in our PRC subsidiaries or when our non-resident investors transfer their shares, we or our non-resident investors may be taxed under SAT Circular 698 and may be required to expend valuable resources to comply with SAT Circular 698 or to establish that we or our non-resident investors should not be taxed under SAT Circular 698, which may have an adverse effect on our financial condition and results of operations or such non-resident investors’ investment in us.

Labor laws in the PRC may adversely affect our results of operations.

On June 29, 2007, the PRC government promulgated the Labor Contract Law of the PRC, or the Labor Contract Law, which became effective on January 1, 2008. The Labor Contract Law imposes greater liabilities on employers and significantly impacts the cost of an employer’s decision to reduce its workforce. Further, it requires certain terminations to be based upon seniority and not merit. In the event we decide to significantly change or decrease our workforce, the Labor Contract Law could adversely affect our ability to enact such changes in a manner that is most advantageous to our business or in a timely and cost-effective manner, thus materially and adversely affecting our financial condition and results of operations.

We face risks related to health epidemics and other outbreaks.

Adverse public health epidemics or pandemics could disrupt business and the economics of the PRC and other countries where we do business. In 2009, there were outbreaks of swine flu, caused by H1N1 virus, in certain regions of the world, including China. In past few years, there were reports on the occurrences of avian flu in various parts of China, including a few confirmed human cases. In April 2013, there were reports of cases of H7N9 avian flu in southeast China, including deaths in Shanghai and Zhejiang Province. Any future outbreak of severe acute respiratory syndrome, or SARS, avian flu, swine flu or other similar adverse public developments in China may, among other things, significantly disrupt our business, including limiting our ability to travel or ship our products within or outside China and forcing us to temporary close our manufacturing facilities. Furthermore, an outbreak may severely restrict the level of economic activity in affected areas, which may in turn materially and adversely affect our financial condition and results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of swine flu, avian flu, SARS or any other epidemic.

Our auditor, like other independent registered public accounting firms operating in China, is not permitted to be subject to inspection by the Public Company Accounting Oversight Board, and as such, investors may be deprived of the benefits of such inspection.

Our independent registered public accounting firm that issues the audit reports included in our annual reports filed with the SEC, as an auditor of companies that are traded publicly in the United States and a firm registered with the Public Company Accounting Oversight Board, or PCAOB, is required by the laws of the United States to undergo regular inspections by PCAOB to assess its compliance with the laws of the United States and professional standards. Because our auditor is located in China, a jurisdiction where PCAOB is currently unable to conduct inspections without the approval of the PRC authorities, our auditor, like other independent registered public accounting firms, is currently not inspected by PCAOB. Although the PCAOB has entered into a memorandum of understanding with the China Securities Regulatory Commission, or the CSRC, and the Ministry of Finance that establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations in the United States and China, direct PCAOB inspections of independent registered accounting firms in China are still not permitted by Chinese authorities.

Inspections of other firms that PCAOB has conducted outside of China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The inability of PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our auditor’s audit procedures or quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

We may be adversely affected by the outcome of the administrative proceedings brought by the SEC against five accounting firms in China.

The SEC has brought administrative proceedings against five accounting firms in China recently, alleging that they refused to hand over documents to the SEC for ongoing investigations into certain other China-based companies. We were not and are not subject to any SEC investigations, nor are we involved in the proceedings brought by the SEC against the accounting firms. However, the independent registered public accounting firm that issues the audit reports included in our annual reports filed with the SEC is one of the five accounting firms named in the SEC’s proceedings and we may be adversely affected by the outcome of the proceedings, along with other U.S.-listed companies audited by these accounting firms. If the SEC prevails in the proceedings, our independent auditors and other four accounting firms in China that were named in the proceedings may be barred from practicing before the SEC and hence unable to continue to be the auditors for China-based companies like ourselves. If none of the China-based auditors are able to continue to be auditors for China-based companies listed in the U.S., we will not be able to meet the reporting requirements under the Exchange Act, which may ultimately result in our deregistration from the SEC and delisting from NASDAQ.

Risks Related to the ADSs and This Offering

The market price of the ADSs may be volatile.

The market price of the ADSs experienced, and may continue to experience, significant volatility. For the period from January 1, 2013 to November 13, 2013, the closing price of the ADSs on the Nasdaq Global Select Market has ranged from a low of US$0.86 per ADS to a high of US$5.70 per ADS.

Numerous factors, including many over which we have no control, may have a significant impact on the market price of the ADSs, including, among other things:

•	announcements of technological or competitive developments;

•	regulatory developments in our target markets affecting us, our customers or our competitors;

•	announcements regarding patent litigation or the issuance of patents to us or our competitors;

•	announcements of studies and reports relating to the conversion efficiencies of our products or those of our competitors;

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in financial estimates or other material comments by securities analysts relating to us, our competitors or our industry in general;

•	announcements by other companies in our industry relating to their operations, strategic initiatives, financial condition or financial performance or to our industry in general;

•	announcements of acquisitions or consolidations involving industry competitors or industry suppliers;

•	changes in the economic performance or market valuations of other PV technology companies;

•	changes in international trade policies and international barriers to trade;

•	addition or departure of our executive officers and key research personnel; and

•	sales or perceived sales of additional ordinary shares or ADSs.

In addition, the stock market in recent years has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may adversely affect the price of the ADSs, regardless of our operating performance.

Future issuances of ordinary shares, ADSs or equity-related securities may depress the trading price of the ADSs.

Any issuance of equity securities after this offering could dilute the interests of our existing shareholders and could substantially decrease the trading price of the ADSs. We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy (including in connection with acquisitions, strategic collaborations or other transactions), to adjust our ratio of debt to equity and to satisfy our obligations upon the exercise of outstanding warrants or options or for other reasons.

Sales of a substantial number of ADSs or other equity-related securities in the public market could depress the market price of the ADSs, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of the ADSs or other equity-related securities would have on the market price of the ADSs. In addition, the price of the ADSs could be affected by possible sales of the ADSs by investors who view the convertible notes as a more attractive means of obtaining equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our convertible notes.

Our articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares and ADSs.

Our amended and restated articles of association limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, in the form of ADS or otherwise. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of the ADSs may fall and the voting and other rights of the holders of our ordinary shares and ADSs may be materially and adversely affected.

Holders of ADSs have fewer rights than shareholders and must act through the depositary to exercise those rights.

Holders of ADSs do not have the same rights as our shareholders and may only exercise the voting rights with respect to the underlying ordinary shares in accordance with the provisions of the deposit agreement. Under our amended and restated articles of association, the minimum notice period required to convene an annual general meeting or any extraordinary general meeting calling for the passing of a special resolution is 20 days and the minimum notice period required to convene any other extraordinary general meeting is 14 days. When a general meeting is convened, you may not receive sufficient notice of a shareholders’ meeting to permit you to withdraw your ordinary shares to allow you to cast your vote with respect to any specific matter. If requested in writing by us, the depositary will mail a notice of such a meeting to you. In addition, the depositary and its agents may not be able to send voting instructions to you or carry out your voting instructions in a timely manner. We will make all reasonable efforts to cause the depositary to extend voting rights to you in a timely manner, but you may not receive the voting materials in time to ensure that you can instruct the depositary to vote your ADSs. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, you may not be able to exercise your right to vote and you may lack recourse if your ADSs are not voted as you requested. In addition, in your capacity as an ADS holder, you will not be able to call a shareholders’ meeting.

You may be subject to limitations on transfers of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings and you may not receive cash dividends if it is impractical to make them available to you.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to you in the United States unless we register the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Also, under the deposit agreement, the depositary will not make rights available to you unless the distribution to ADS holders of both the rights and any related securities are either registered under the Securities Act, or exempted from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. Accordingly, in the event we conduct any rights offering in the future, the depositary may not make such rights available to you or may dispose of such rights and make the net proceeds available to you. As a result, you may be unable to participate in our rights offerings and may experience dilution in your holdings.

In addition, the depositary for the ADS facility has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary may, at its discretion, decide that it is inequitable or impractical to make a distribution available to any holders of ADSs. As a result, the depositary may decide not to make the distribution and you will not receive such distribution.

We are a Cayman Islands company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than that under U.S. law, ADS holders may have less protection for their shareholder rights than such holders would under U.S. law.

Our corporate affairs are governed by our amended and restated memorandum and articles of association as may be amended from time to time, the Cayman Islands Companies Law (as amended) and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as that from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

In addition, most of our directors and officers are nationals and residents of countries other than the United States. Substantially all of our assets and a substantial portion of the assets of these persons are located outside the United States.

There are uncertainties as to whether Cayman courts would:

•	to recognize or enforce against us or our directors, judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws; and

•	to entertain original actions brought in the Cayman Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken against management, members of the board of directors or controlling shareholders than they would as shareholders of a U.S. public company.

You may have difficulty enforcing judgments obtained against us.

We are a Cayman Islands company and substantially all of our assets are located outside of the United States. Substantially all of our current operations are conducted in the PRC. In addition, most of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts based on certain civil liability provisions of U.S. securities laws.

We may be classified as a passive foreign investment company for U.S. federal income tax purposes, which could result in adverse U.S. federal income tax consequences to U.S. Holders.

We do not currently expect to be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for our current taxable year or the foreseeable future. Our actual PFIC status for the current taxable year, however, will not be determinable until the close of the current taxable year ending December 31, 2013, and accordingly, there is no guarantee that we will not be a PFIC for the current taxable year or any future taxable year.

A non-U.S. corporation, such as our company, is considered to be a PFIC for any taxable year if either (1) at least 75% of its gross income is passive income; or (2) at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income.

If we are a PFIC for any taxable year during which a U.S. Holder (as defined below under “Taxation — U.S. Federal Income Taxation”) holds the ADSs or ordinary shares, such U.S. Holder will generally be subject to special tax rules with respect to any “excess distribution” received on the ADSs or ordinary shares and any gain realized from a sale or other disposition (including a pledge) of the ADSs or ordinary shares. A U.S. Holder may be subject to adverse U.S. federal income tax consequences as a result of these rules. For more information, see “Taxation — U.S. Federal Income Taxation — Passive Foreign Investment Company Status.”

USE OF PROCEEDS

We intend to use the proceeds of this offering primarily for technical upgrades to manufacturing processes and business diversification, including expansion of our downstream business, particularly in China. We intend to use any remaining portion for general corporate purposes.

HISTORICAL PRICE INFORMATION OF OUR AMERICAN DEPOSITARY SHARES

For the period from January 1, 2013 to November 13, 2013, the closing price of the ADSs on the Nasdaq Global Select Market has ranged from a low of US$0.86 per ADS to a high of US$5.70 per ADS.

Set forth below, for the applicable periods indicated, are the high and low closing prices per ADS as reported by the Nasdaq Global Select Market.

	High	Low
	US$	US$
2008	40.19	2.67
2009	8.95	2.27
2010	13.48	5.61
2011	9.78	0.91
2012	2.51	0.77
2011
Quarterly Highs and Lows
First Quarter 2011	9.78	6.90
Second Quarter 2011	7.69	4.83
Third Quarter 2011	6.41	2.28
Fourth Quarter 2011	2.50	0.91
2012
Quarterly Highs and Lows
First Quarter 2012	2.51	1.00
Second Quarter 2012	1.37	0.81
Third Quarter 2012	1.35	0.94
Fourth Quarter 2012	1.13	0.77
2013
Quarterly Highs and Lows
First Quarter 2013	1.53	0.87
Second Quarter 2013	2.20	0.86
Third Quarter 2013	4.78	2.12
2013
Monthly Highs and Lows
January 2013	1.48	1.03
February 2013	1.53	1.13
March 2013	1.18	0.87
April 2013	1.13	0.86
May 2013	2.20	0.93
June 2013	2.18	1.53
July 2013	4.18	2.12
August 2013	3.90	2.60
September 2013	4.78	2.92
October 2013	5.70	3.98
November 2013 (through November 13)	5.25	4.31

On November 13, 2013, the last reported closing sale price of the ADSs on the Nasdaq Global Select Market was US$4.49 per ADS.

DIVIDEND POLICY

We made a one-time cash dividend payment in the aggregate amount of RMB7.2 million to holders of the series A convertible preference shares on December 31, 2006. Except for the forgoing, we have never declared or paid any cash dividends, nor do we have any present plan to pay any cash dividends on our share capital in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

Our board of directors has complete discretion on whether to pay dividends, subject to applicable laws. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends, we will pay the ADS holders to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares” in the accompanying prospectus. Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

We rely on dividends paid by SolarOne Qidong for our cash needs, including the funds necessary to pay dividends to our shareholders. The payment of dividends by SolarOne Qidong is subject to limitations. See “Risk Factors — Risks Related to Doing Business in China — Limitations on the ability of our operating subsidiary to pay dividends or other distributions to us could have a material adverse effect on our ability to conduct our business.”

CAPITALIZATION AND DILUTION

You should read this table in conjunction with our consolidated financial statements and the related notes included in our 2012 Annual Report and our consolidated financial information as of and for the nine months ended September 30, 2013 contained in our current report on Form 6-K submitted to the SEC on November 15, 2013, which are incorporated by reference herein.

The following table sets forth our capitalization as of September 30, 2013:

•	on an actual basis; and

•	on an adjusted basis giving effect to our issuance and sale of ADSs with an aggregate sale price of US$70 million, after deducting commissions and estimated offering expenses.

	As of September 30, 2013
	Actual	Actual(1)	As Adjusted(2)	As Adjusted(1)(2)
	(RMB)	(US$)	(RMB)	(US$)
		(in thousands)
Shareholders’ equity
Ordinary shares, US$0.0001 par value, 1,000,000,000 shares authorized; 423,349,332(3) shares issued and outstanding; and 503,440,865 shares issued and outstanding on an as-adjusted basis	316	52	365	60
Additional paid-in capital	4,006,488	654,655	4,417,421	721,801
Statutory reserve	174,456	28,506	174,456	28,506
Accumulated deficits	(2,282,693)	(372,989)	(2,282,693)	(372,989)
Accumulated other comprehensive loss	(1,440)	(235)	(1,440)	(235)
Total shareholders’ equity	1,897,127	309,989	2,308,109	377,143
Total capitalization	1,897,127	309,989	2,308,109	377,143

(1)	The translations of RMB into U.S. dollars are based on the exchange rate on September 30, 2013 as set forth in the H.10 statistical release of the Federal Reserve Board, which was RMB6.1200 to US$1.00.
(2)	Assumes a sale price of US$4.37 per ADS, which was the last reported closing price of the ADS on November 14, 2013 and that all ADSs will be sold in “at-the-market” offering.
(3)	The number of shares issued and outstanding as stated within “Shareholders’ equity” excludes the following: a) the remaining 4,014,075 ADSs which were issued to facilitate our convertible bond offering in January 2008 and such ADSs have been classified as being excluded from shareholders’ equity; b) the remaining 20,062,348 ordinary shares issued to Hanwha Solar at par value of US$0.0001 per ordinary share, in connection with Hanwha Solar’s purchase of 36,455,089 ordinary shares of our company in September 2010 and such ordinary shares have been classified as being excluded from shareholders’ equity for accounting purposes; and c) 1,046,100 ordinary shares which have been reserved by our company to allow for the participation in the ADSs program by our employees pursuant to our share option plan, from time to time.

As of the date of this prospectus supplement, there has been no material change to our capitalization as set forth above.

If you purchase ADSs in this offering, your interest will be diluted to the extent of the excess of the public offering price per common share over the as-adjusted net tangible book value per ADSs after this offering. Net tangible book value per share represents the amount of our total tangible assets (which means total assets exclusive of copyrights, patents, goodwill, land use rights and other intangible assets) reduced by the amount of our total liabilities, divided by the total number of ordinary shares issued and outstanding. As at September 30, 2013 we had a positive net tangible book of $265 million, or approximately $0.627 per ordinary share or $3.133 per ADS.

After (i) giving effect to the sale of our ADSs in the aggregate amount of $70 million at an assumed offering price of $4.37 per ADS, the last reported closing price of ADS on the Nasdaq Global Select Market on November 14, 2013 and (ii) deducting estimated offering commissions and expenses of $2.8 million, or $0.006 per share, payable by us, we would have had an as-adjusted positive net tangible book value as at September 30, 2013 of $332 million, or $0.660 per ordinary share or $3.301 per ADS. This represents an immediate increase in the net tangible book value of $0.034 per share to our existing shareholders and an immediate and substantial dilution in net tangible book value of $0.214 per share to new investors. The ADSs sold in this offering, if any, will be sold from time to time at various prices. An increase of $1.00 per ADS in the price at which the ADSs are sold from the assumed offering price of $4.37 per ADS above, assuming all of our ADSs in the aggregate amount of $70 million are sold at that price, would increase the dilution in net tangible book value per share to new investors in this offering to $0.394 per share or $1.968 per ADS, after deducting commissions and estimated aggregate offering expenses payable by us. A decrease of $1.00 per ADS in the price at which the ADSs are sold from the assumed offering price of $4.37 per ADS shown in the table above, assuming all of our common shares in the aggregate amount of $70 million are sold at that price, would decrease the dilution in net tangible book value per share to new investors in this offering to $0.044 per share or $0.218 per ADS, after deducting commissions and estimated aggregate offering expenses payable by us. This information is supplied for illustrative purposes only.

The calculations above are based upon 423,349,332 common shares issued and outstanding as at September 30, 2013.

DESCRIPTION OF THE SECURITIES OFFERED UNDER THIS PROSPECTUS SUPPLEMENT

In this offering, we may offer and sell our ADSs having an aggregate sale price of up to $70,000,000 from time to time on the Nasdaq Global Select Market or other market for our ADSs through Credit Suisse acting as our agent. As of the date of this prospectus supplement, our authorized share capital consists of 1,000,000,000 ordinary shares. As of September 30, 2013, 423,349,332 ordinary shares were issued and outstanding. The material terms and conditions of our ordinary shares are described under the captions “Description of Share Capital,” on page 10 of the accompanying prospectus.

EXCHANGE RATE INFORMATION

The following table sets forth information regarding the rates in Renminbi per U.S. dollar for the periods indicated.

	Renminbi per U.S. Dollar Rate(1)
	Period End	Average(2)	Low	High
2008	6.8225	6.9193	6.7800	7.2946
2009	6.8259	6.8295	6.8176	6.8470
2010	6.6000	6.7603	6.6000	6.8330
2011	6.2939	6.4475	6.2939	6.6364
2012	6.2301	6.3043	6.2221	6.3879
2013
January	6.2186	6.2215	6.2134	6.2303
February	6.2213	6.2323	6.2213	6.2438
March	6.2108	6.2154	6.2105	6.2246
April	6.1647	6.1861	6.1647	6.2078
May	6.1340	6.1416	6.1213	6.1665
June	6.1374	6.1342	6.1248	6.1488
July	6.1284	6.1343	6.1284	6.1408
August	6.1193	6.1213	6.1123	6.1302
September	6.1200	6.1198	6.1178	6.1213
October	6.0943	6.1032	6.0815	6.1209
November (through November 8)	6.0903	6.0946	6.0903	6.0993

(1)	For periods prior to January 1, 2013, the exchange rates reflect the noon buying rates as reported by the Federal Reserve Bank of New York. For periods after January 1, 2013, the exchange rates reflect the exchange rates as set forth in the H.10 statistical release of the Federal Reserve Board.
(2)	Annual averages are calculated from month-end rates. Monthly averages are calculated using the average of the daily rates during the relevant period.

This prospectus contains translations of certain RMB amounts into U.S. dollar amounts at specified rates. Unless otherwise stated, the translations of RMB into U.S. dollars have been made at the exchange rate as set forth on September 30, 2013 in the H.10 statistical release of the Federal Reserve Board, which was RMB6.1200 to US$1.00. We make no representation that the RMB or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or RMB, as the case may be, at any particular rate or at all. See “Risk Factors — Risks Related to Our Company and Our Industry — Fluctuations in exchange rates could adversely affect our business as well as result in foreign currency exchange losses” and “Risk Factors — Risks Related to Doing Business in China — Restrictions on currency exchange may limit our ability to receive and use our revenue effectively” in our 2012 Annual Report for discussions of the effects of fluctuating exchange rates and currency control on the value of the ADSs. On November 8, 2013, the exchange rate as set forth in the H.10 statistical release of the Federal Reserve Board was RMB6.0903 to US$1.00.

TAXATION

The following summary of the material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in the ADSs and the ordinary shares they represent is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus supplement, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in the ADSs or ordinary shares, such as the tax consequences under U.S. state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder, our Cayman Islands counsel. To the extent the discussion relates to PRC tax law, it represents the opinion of Global Law Office, our PRC counsel. To the extent that the discussion relates to matters of U.S. federal income tax law, it represents the opinion of Shearman & Sterling LLP, our special U.S. counsel.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. No Cayman Islands stamp duty will be payable unless an instrument is executed in, brought to, or produced before a court of the Cayman Islands. The Cayman Islands is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

PRC Taxation

Under the EIT, which took effect as of January 1, 2008, enterprises established under the laws of non-PRC jurisdictions but whose “de facto management body” is located in the PRC are considered “resident enterprises” for PRC tax purposes. The EIT does not define the term “de facto management.” However, the Implementation Regulations for the Enterprise Income Tax Law of the PRC issued by the State Council on December 6, 2007 defined de facto management body as an establishment that exerts substantial and comprehensive management and control over the business operations, staff, accounting, assets and other aspects of the enterprise. Since substantially all of our management is currently based in the PRC, and may remain in the PRC in the foreseeable future, it is likely that we will be regarded as a “resident enterprise” on a strict application of the EIT and its Implementation Regulations. If we are treated as a “resident enterprise” for PRC tax purposes, we will be subject to PRC income tax on our worldwide income at a uniform tax rate of 25%, excluding the dividend income we receive from our PRC subsidiaries which should have been subject to PRC income tax already.

Moreover, the EIT provides that an income tax rate of 10% is normally applicable to dividends payable to non-PRC investors who are “non-resident enterprises,” to the extent such dividends are derived from sources within the PRC. We are a Cayman Islands holding company and substantially all of our income may be derived from dividends we receive from our operating subsidiaries located in the PRC (through our holding company structure). Thus, dividends paid to us by our subsidiaries in China may be subject to the 10% income tax if we are considered a “non-resident enterprise” under the EIT.

Similarly, any gain realized on the transfer of ADSs or shares by non-PRC investors who are “non-resident enterprises,” is also subject to 10% PRC withholding income tax if such gain is regarded as income derived from sources within the PRC. If we are considered a “resident enterprise”, it is unclear whether the dividends we pay with respect to our ordinary shares or ADSs, or the gain you may realize from the transfer of our ordinary shares or ADSs, would be treated as income derived from sources within the PRC and subject to PRC tax.

If we are deemed by the PRC tax authorities as a “resident enterprise” and declare dividends, under the existing implementation rules of the EIT, dividends paid by us to our ultimate shareholders, which are “non- resident enterprises” and do not have an establishment or place of business in the PRC, or which have an establishment or place of business in the PRC but the relevant income is not effectively connected with that establishment or place of business, might be subject to PRC withholding tax at 10% or a lower treaty rate.

According to the IIT, PRC income tax at the rate of 20% is applicable to dividends payable to individual investors if such dividends are regarded as income derived from sources within the PRC. Similarly, any gain realized on the transfer of ADSs or shares by individual investors is also subject to PRC tax at 20% if such gain is regarded as income derived from sources within the PRC. If we are deemed by the PRC tax authorities as a “resident enterprise,” the dividends we pay to our individual investors with respect to our ordinary shares or ADSs, or the gain the individual investors may realize from the transfer of our ordinary shares or ADSs, might be treated as income derived from sources within the PRC and be subject to PRC tax at 20% or a lower treaty rate. Under the current double taxation treaty between the PRC and the United States, for beneficial owners of shares who are tax-resident in the United States who qualify for the benefits of the treaty, and whose ownership of the shares is not attributable to an establishment or place of business in the PRC, the applicable treaty rate on dividends is 10% (the “Treaty Rate”).

U.S. Federal Income Taxation

The following discussion describes the material U.S. federal income tax consequences to U.S. Holders (defined below) under present law of an investment in the ADSs or ordinary shares. This summary applies only to investors that hold the ADSs or ordinary shares as capital assets. This discussion is based on the tax laws of the United States as in effect on the date of this prospectus supplement and on U.S. Treasury regulations in effect or in some cases, proposed, as of the date of this prospectus supplement, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The following discussion does not deal with the tax consequences to any particular investor or to persons in special tax situations such as:

•	certain financial institutions;

•	insurance companies;

•	broker dealers;

•	U.S. expatriates;

•	traders that elect to mark-to-market their securities holdings;

•	tax-exempt entities;

•	persons liable for alternative minimum tax;

•	persons whose functional currency is not the U.S. dollar;

•	persons holding an ADS or ordinary share as part of a straddle, hedging, conversion or integrated transaction; or

•	persons that actually or constructively own 10% or more of our voting stock.

PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF ADSs OR ORDINARY SHARES.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply if you are a beneficial owner of ADSs or ordinary shares and you are, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state in the United States or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) was in existence on August 20, 1996, was treated as a U.S. person under the U.S. Internal Revenue Code of 1986, as amended, on the previous day and has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If you are a partner in a partnership or other entity taxable as a partnership for U.S. federal income tax purposes that holds ADSs or ordinary shares, your tax treatment generally will depend on your status and the activities of the partnership. If you are a partner or partnership holding ADSs or ordinary shares, you should consult your own tax advisors.

The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms. If you hold ADSs, you generally will be treated as the holder of the underlying ordinary shares represented by those ADSs for U.S. federal income tax purposes. Exchanges of ordinary shares for ADSs and ADSs for ordinary shares generally will not be subject to U.S. federal income tax.

Taxation of Dividends and Other Distributions on the ADSs or Ordinary Shares

Subject to the passive foreign investment company, or PFIC, rules discussed below, the gross amount of any distribution (including constructive dividends) to you with respect to the ADSs or ordinary shares generally will be included in your gross income as dividend income on the date of actual or constructive receipt by the depositary, in the case of ADSs, or by you, in the case of ordinary shares, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). We do not currently intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, you should expect that any distribution we make will generally be treated as a dividend. The dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to certain non-corporate U.S. Holders, including individual U.S. Holders, dividends may constitute “qualified dividend income” and be taxed at the lower applicable capital gains rate, provided that (1) the ADSs or ordinary shares with respect to which the dividends are paid are readily tradable on an established securities market in the United States, or we are eligible for one of certain income tax treaties with the United States, including the current income tax treaty between the United States and the PRC, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. Under U.S. Internal Revenue Service authority, ordinary shares, or ADSs representing such shares, are considered for the purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the Nasdaq Global Select Market, as the ADSs are. Furthermore, in the event that we are deemed to be a PRC resident enterprise under the EIT (as described above under “Taxation — PRC Taxation”), we may be eligible for the benefits of the current income tax treaty between the United States and the PRC for the purpose of clause (1) above. You should consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to the ADSs or ordinary shares.

Dividends will constitute foreign source income for U.S. foreign tax credit limitation purposes and will generally constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

Subject to certain conditions and limitations, PRC withholding taxes on dividends at a rate not exceeding the Treaty Rate may be treated as foreign taxes eligible for credit against your U.S. federal income tax. You should consult your own tax advisors regarding the creditability of any PRC tax.

Taxation of Disposition of ADSs or Ordinary Shares

Subject to the PFIC rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of an ADS or ordinary share equal to the difference between the amount realized for the ADS or ordinary share and your tax basis in the ADS or ordinary share. The gain or loss generally will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the ADS or ordinary share for more than one year, you will be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes. You generally would only be able to claim a foreign tax credit for any foreign taxes to the extent that you have foreign source income. However, as described above under “Taxation — PRC Taxation,” any gain from the disposition of an ADS or ordinary share may be subject to PRC tax. In such event, a U.S. Holder that is eligible for the benefits of the income tax treaty between the United States and the PRC may be able to treat the gain from a disposition of an ADS or ordinary share as foreign source gain for foreign tax credit purposes. You should consult your own tax advisor regarding your eligibility for the benefits of the income tax treaty between the United States and the PRC and the creditability of any PRC tax.

Passive Foreign Investment Company Status

We do not currently expect to be a PFIC for U.S. federal income tax purposes for our current taxable year or the foreseeable future. Our actual PFIC status for the current taxable year, however, will not be determinable until the close of the current taxable year ending December 31, 2013, and accordingly, there is no guarantee that we will not be a PFIC for the current taxable year or any future taxable year. A non-U.S. corporation is considered to be a PFIC for any taxable year if either:

•	at least 75% of its gross income is passive income; or

•	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income.

For this purpose, passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person). We will be treated as owning our proportionate share of the assets and receiving our proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

We must make a separate determination each year as to whether we are a PFIC. As a result, our PFIC status may change. If we are a PFIC for any year during which you hold ADSs or ordinary shares, unless you make a “mark-to-market” election as discussed below, we generally will continue to be treated as a PFIC for all succeeding years during which you hold ADSs or ordinary shares.

If we are a PFIC for any taxable year during which you hold ADSs or ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ADSs or ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ADSs or ordinary shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the ADSs or ordinary shares;

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we became a PFIC, will be treated as ordinary income; and

•	the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ADSs or ordinary shares cannot be treated as capital, even if you hold the ADSs or ordinary shares as capital assets.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock of a PFIC to elect out of the tax treatment under the excess distribution regime described above. If you make a mark-to-market election for the ADSs or ordinary shares, you will include in income each year an amount equal to the excess, if any, of the fair market value of the ADSs or ordinary shares as of the close of your taxable year over your adjusted basis in such ADSs or ordinary shares. You are allowed a deduction for the excess, if any, of the adjusted basis of the ADSs or ordinary shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the ADSs or ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ADSs or ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the ADSs or ordinary shares, as well as to any loss realized on the actual sale or disposition of the ADSs or ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ADSs or ordinary shares. Your basis in the ADSs or ordinary shares will be adjusted to reflect any such income or loss amounts.

The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded in other than de minimis quantities on at least 15 days during each calendar quarter on a qualified exchange, including the Nasdaq Global Select Market, or other market, as defined in applicable U.S. Treasury regulations. The ADSs are listed on the Nasdaq Global Select Market, and we expect that they will continue to be regularly traded on the Nasdaq Global Select Market. Consequently, if you are a holder of ADSs, the mark-to-market election should be available to you were we to be or become a PFIC.

If you hold ADSs or ordinary shares in any year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 regarding distributions received on the ADSs or ordinary shares and any gain realized on the disposition of the ADSs or ordinary shares (as well as any other information specified by the U.S. Department of the Treasury).

In addition, if we are a PFIC, we do not intend to prepare or provide you with the information necessary to make a “qualified electing fund” election.

You are urged to consult your tax advisor regarding the application of the PFIC rules to your investment in ADSs or ordinary shares.

Information Reporting and Backup Withholding

Dividend payments with respect to ADSs or ordinary shares and proceeds from the sale, exchange or redemption of ADSs or ordinary shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding. Backup withholding will not apply, however, if you are a corporation or a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or if you are otherwise exempt from backup withholding. If you are a U.S. Holder who is required to establish exempt status, you generally must provide such certification on U.S. Internal Revenue Service Form W-9. You should consult your tax advisor regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information in a timely manner.

Certain U.S. Holders who are individuals that hold certain foreign financial assets (which may include the ADSs or ordinary shares) are required to report information relating to such assets, subject to certain exceptions. You should consult your tax advisor regarding the effect, if any, of these rules on your ownership and disposition of the ADSs or ordinary shares.

PLAN OF DISTRIBUTION

Upon written instruction from us, Credit Suisse, as sales agent, will use its reasonable efforts to sell on our behalf, as our sales agent, the ADSs offered hereby as agreed upon by us and the sales agent. We will designate the maximum amount of ADSs to be sold through the sales agent, on a daily basis or otherwise as we and the sales agent agree. Subject to the terms and conditions of the distribution agency agreement, the sales agent will use its reasonable efforts to sell, as our sales agent and on our behalf, all of the designated ADSs. We may instruct the sales agent not to sell ADSs if the sales cannot be effected at or above the price designated by us in any such instruction. We may suspend the offering of ADSs under the distribution agency agreement by notifying the sales agent. Likewise, the sales agent may suspend the offering of ADSs under the distribution agency agreement by notifying us of such suspension.

The sales agent will provide written confirmation to us following the close of trading on the Nasdaq Global Select Market each day on which the ADSs are sold under the distribution agency agreement. Each confirmation will include the number of ADSs sold on that day, the gross offering proceeds received from such sales and the compensation payable by us to the sales agent in connection with the sales. We will report at least quarterly the number of ADSs sold through the sales agent under the distribution agency agreement, the proceeds to us (before expenses) and the compensation paid by us to the sales agent in connection with the sales of the ADSs.

We will pay the sales agent at a commission rate of 2.5% of the gross offering proceeds from ADSs sold through it as the sales agent under the distribution agency agreement. We have agreed to reimburse the sales agent for its legal expenses incurred in connection with this offering. Our net proceeds from the offering of ADSs hereunder will equal the gross proceeds, less the sales agent’s commission less any expenses payable by us and any transaction fees imposed by any governmental or self-regulatory organization in connection with the sales.

Settlement for sales of ADSs will occur on the third trading day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

Under the terms of the distribution agency agreement, we also may sell ADSs to Credit Suisse as principal for its own account at a price agreed upon at the time of sale. If we sell ADSs to Credit Suisse as principal, we will enter into a separate agreement setting forth the terms of such transaction, and we will describe this agreement in a separate prospectus supplement or pricing supplement.

In connection with the sale of the ADSs on our behalf, Credit Suisse, may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, and the compensation paid to it may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to Credit Suisse against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

Credit Suisse has from time to time provided, and in the future may provide, certain commercial banking, investment banking and financial advisory services to us and our affiliates, for which they have received, and in the future will receive, customary fees.

If the sales agent or we have reason to believe that the ADSs do not satisfy the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act for an “actively-traded security,” that party will promptly notify the other and sales of ADSs under the distribution agency agreement will be suspended until that or other exemptive provisions have been satisfied in the judgment of the sales agent and us.

The offering of ADSs pursuant to the distribution agency agreement will terminate upon the earlier of (1) the sale of all ADSs subject to the distribution agency agreement or (2) the termination of the distribution agency agreement by us or by the sales agent.

LEGAL MATTERS

We are being represented by Shearman & Sterling LLP with respect to legal matters of United States federal securities and New York State law. Certain legal matters as to United States federal securities and New York State law in connection with the offering of the ADSs will be passed upon for Credit Suisse by Simpson Thacher & Bartlett LLP. The validity of the ordinary shares represented by ADSs offered in this offering will be passed upon for us by Maples and Calder. Legal matters as to PRC law will be passed upon for us by Global Law Office and for Credit Suisse by Grandall Legal Group (Shanghai).

EXPERTS

Our consolidated financial statements appearing in our annual report on Form 20-F for the year ended December 31, 2012 and the effectiveness of our internal control over financial reporting as of December 31, 2012 have been audited by Ernst & Young Hua Ming LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated by reference herein. Such consolidated financial statements are incorporated herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The offices of Ernst & Young Hua Ming LLP are located at 50th Floor, Shanghai World Financial Center, 100 Century Avenue, Pudong New Area, Shanghai, China.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We have filed a registration statement with the SEC on Form F-3 under the Securities Act relating to the ADSs and underlying ordinary shares to be sold in this offering. This prospectus supplement, which constitutes a part of that registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement, its exhibits and schedules and documents incorporated by reference in the registration statement for further information with respect to us, our ordinary shares and the ADSs.

We are currently subject to periodic reporting and other information requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file or furnish reports, including annual reports on Form 20-F, reports on Form 6-K, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of the Exchange Act.

All information filed with the SEC can be inspected and copied at the public reference facilities of the SEC, at 100 F Street, N.E., Washington D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. We file reports with the SEC electronically. The reports that we have filed with the SEC electronically are available to you over the Internet at the SEC’s website at http://www.sec.gov. Our SEC filings, including this prospectus supplement, and other information may also be inspected at the offices of the Nasdaq Global Select Market, Reports Section, 1735 K Street, N.W. Washington, D.C. 20006.

We furnish to The Bank of New York Mellon, as the depositary for the ADSs, annual reports, which include annual audited consolidated financial statements prepared in accordance with U.S. GAAP. The depositary has agreed that, at our request, it will promptly mail these reports to all registered holders of ADSs. We also furnish to the depositary all notices of shareholders’ meetings and other reports and communications that are made generally available to our shareholders. The depositary, upon our written request, will arrange for the mailing of these documents to record holders of ADSs.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement, and certain later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

•	our current report on Form 6-K, submitted to the SEC on November 14, 2013;

•	Exhibits 99.1 and 99.2 only of our current report on Form 6-K, submitted to the SEC on November 15, 2013, including unaudited interim condensed consolidated financial statements for the nine-month period ended September 30, 2013 and management’s discussion and analysis thereon, which supersedes and replaces the unaudited interim condensed consolidated financial statements for the six-month period ended June 30, 2013 and management’s discussion and analysis thereon, which we previously filed in a current report on Form 6-K on November 1, 2013; and

•	any future information contained in filings on Form 6-K made with the SEC under the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering as described in this prospectus supplement, that is identified in such forms as being incorporated into this prospectus supplement.

We will provide, without charge, to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon written or oral request, a copy of any document incorporated by reference into this prospectus supplement but not delivered with this prospectus supplement. You may also obtain these filings electronically at the SEC’s website at http://www.sec.gov.

PROSPECTUS

Hanwha SolarOne Co., Ltd.

(incorporated in the Cayman Islands with limited liability)

Ordinary Shares

Preferred Shares

Debt Securities

Warrants

We may offer and sell ordinary shares, including ordinary shares represented by American depositary shares, or ADSs, preferred shares, debt securities or warrants in any combination from time to time in one or more offerings, at prices and on terms described in one or more supplements to this prospectus. The securities offered by this prospectus will have an aggregate offering price of up to US$200,000,000 million. The preferred shares, debt securities and warrants may be convertible into or exercisable or exchangeable for our ordinary shares or other securities.

Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. We may also authorize one or more free writing prospectuses to be provided in connection with a specific offering. You should read this prospectus, any supplement and any free writing prospectus before you invest in any of our securities.

We may sell the securities independently or together with any other securities registered hereunder through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. See “Plan of Distribution.” If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

ADSs representing our ordinary shares are listed on the NASDAQ Global Market, or the NASDAQ, and trade under the ticker symbol “HSOL.” Each ADS represents five ordinary shares, par value US$0.0001 per share.

Investing in our securities involves risks. You should read the “Risk Factors” section contained in this prospectus, the applicable prospectus supplement, any related free writing prospectus and the documents we incorporate by reference before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or completeness of this prospectus, any prospectus supplement, free writing prospectus and documents incorporated by reference. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 13, 2013.

i

ABOUT THIS PROSPECTUS

Before you invest in any of our securities, you should carefully read this prospectus and any applicable prospectus supplement, together with the additional information described in the sections entitled “Incorporation of Documents by Reference” and “Where You Can Find More Information About Us” in this prospectus.

In this prospectus, unless otherwise indicated or unless the context otherwise requires,

•	“we,” “us,” “our company” and “our” refer to Hanwha SolarOne Co., Ltd., its predecessor entities and its consolidated subsidiaries;

•	“ADRs” refers to the American depositary receipts that may evidence the ADSs;

•	“ADSs” refers to American depositary shares, each of which represents five of our ordinary shares;

•	“China” and the “PRC” refer to the People’s Republic of China, excluding, for the purposes of this prospectus, Taiwan, Hong Kong and Macau;

•	“conversion efficiency” refers to the ability of photovoltaic, or PV, products to convert sunlight into electricity, and “conversion efficiency rates” are commonly used in the PV industry to measure the percentage of light energy from the sun that is actually converted into electricity;

•	“cost per watt” and “price per watt” refers to the method by which the cost and price of PV products, respectively, are commonly measured in the PV industry. A PV product is priced based on the number of watts of electricity it can generate;

•	“GW” refers to gigawatt, representing 1,000,000,000 watts, a unit of power-generating capacity or consumption;

•	“MW” refers to megawatt, representing 1,000,000 watts, a unit of power-generating capacity or consumption. In this prospectus, it is assumed that, based on a yield rate of 97%, 420,000 125mm x 125mm or 247,820 156mm x 156mm silicon wafers are required to produce PV products capable of generating 1 MW, that each 125mm x 125mm and 156mm x 156mm PV cell generates 2.4 W and 4.16 W of power, respectively, and that each PV module contains 72 125mm x 125mm PV cells or 54 156mm x 156mm PV cells;

•	“PV” refers to photovoltaic. The photovoltaic effect is a process by which sunlight is converted into electricity;

•	“RMB” and “Renminbi” refers to the legal currency of China;

•	“shares” and “ordinary shares” refer to our ordinary shares, par value US$0.0001 per share; and

•	“US$” and “U.S. dollars” refer to the legal currency of the United States.

References in this prospectus to our annual manufacturing capacity assume 24 hours of operation per day for 350 days per year.

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process permitted under the Securities Act of 1933, as amended, or the Securities Act. By using a “shelf” registration statement, we may sell any of our securities from time to time and in one or more offerings. This prospectus only provides you with a summary description of these securities. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the securities being offered and the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the prospectus supplement.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2012 filed with the SEC on April 29, 2013;

•	our report on Form 6-K furnished with the SEC on November 1, 2013 and its exhibits; and

•	with respect to each offering of securities under this prospectus, all our subsequent annual reports on Form 20-F and any report on Form 6-K that indicates that it is being incorporated by reference, in each case, that we file or furnish with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of the offering under this prospectus.

Our annual report on Form 20-F for the fiscal year ended December 31, 2012 filed on April 29, 2013 contains a description of our business and our audited consolidated financial statements as of December 31, 2011 and 2012 and for the years ended December 31, 2010, 2011 and 2012. These financial statements are prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. We will provide to you, upon your written or oral request, without charge, a copy of any or all of the documents we refer to above which we have incorporated by reference in this prospectus, except for exhibits to such documents unless the exhibits are specifically incorporated by reference into this prospectus. You should direct your requests to our principal executive office located at Rooms 605-606, Yongda International Tower, 2277 Longyang Road, Shanghai 201204, People’s Republic of China. Our telephone number at this address is +86 21 3852 1666 and our fax number is +86 21 3852 1668.

You should rely only on the information contained or incorporated by reference in this prospectus, in any applicable prospectus supplement or any related free writing prospectus that we may authorize to be delivered to you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, the applicable supplement to this prospectus or in any related free writing prospectus is accurate as of its respective date, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, the documents incorporated by reference, any applicable prospectus supplement and any related free writing prospectus include “forward-looking statements” within the meaning of, and intended to qualify for the safe harbor from liability established by, the United States Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify these forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will,” “would,” or similar expressions, including their negatives. These forward-looking statements include, without limitation, statements relating to our expectations and beliefs regarding:

•	the worldwide demand and price trends for our products, and solar energy and electricity products in general;

•	the supply and demand for traditional non-renewable energy;

•	government regulation of and support for solar energy and the renewable energy sector;

•	infrastructure for solar power and electricity in our target markets;

•	the low-cost advantage of solar power product production in China;

•	the cost and availability of our raw materials, especially silicon-related materials, in the future;

•	our ability to implement our strategies, increase our revenue and profitability, maintain and enhance our relationships with customers in our target markets, scale and expand our production capacity and improve our technologies;

•	our ability to secure sufficient funds to meet our cash needs for our operations and capacity expansion;

•	competition from other manufacturers of PV products and conventional energy suppliers;

•	PRC government policies regarding foreign investment;

•	our future business development, results of operations and financial condition; and

•	future economic or capital market conditions.

This prospectus also contains or incorporates by reference data, including industry-demand and product-pricing data, related to the solar power market in several countries, including China. These market data include projections that are based on a number of assumptions. If any one or more of the assumptions underlying the market data proves to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements and any related statements made in this prospectus and the documents incorporated by reference are made as of the date of the respective documents. The forward-looking statements obtained from third-party studies or reports are made as of the date of the corresponding study or report. We undertake no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, even though circumstances may change in the future.

SUMMARY

Our Company

We are a vertically integrated manufacturer of silicon ingots, silicon wafers, PV cells and PV modules in China. We manufacture a variety of silicon ingots, silicon wafers, PV cells and PV modules using advanced manufacturing process technologies that have helped us to rapidly increase our operational efficiency. We also provide PV module processing services. We sell PV cells and PV modules both directly to system integrators and through third party distributors. In the six months ended June 30, 2013, we sold our products to over 150 customers, mostly in Japan, South Africa, Germany, the United States, the United Kingdom, China and Korea. We conduct our business in China primarily through our wholly owned operating subsidiary, Hanwha SolarOne (Qidong) Co., Ltd.

As of June 30, 2013, we had annual production capacities of 1.5 GW for PV modules, 1.3 GW for PV cells and 800 MW for ingots and wafers. In addition, we have achieved improvements in process technology and product quality since we commenced our commercial production in November 2005. Our multicrystalline PV cells achieved conversion efficiency rates of 17.16% in the six months ended June 30, 2013.

Our principal executive offices are located at Rooms 605-606, Yongda International Tower, 2277 Longyang Road, Shanghai 201204, People’s Republic of China. Our telephone number at this address is +86 21 3852 1666 and our fax number is +86 21 3852 1668. Our registered office in the Cayman Islands is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

Investor inquiries should be directed to us at the address and telephone number of our principal executive offices set forth above. Our website is www.hanwha-solarone.com. The information contained on our website does not constitute a part of this prospectus supplement. Our agent for service of process in the United States is Hanwha SolarOne U.S.A. Inc. (USA), located at 2424 Walsh Avenue, Santa Clara, California 95051, United States of America.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the risk factors and uncertainties described under the heading “Item 3. Key Information — D. Risk Factors” in our most recent annual report on Form 20-F, which is incorporated by reference in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, and any risk factors and other information described in the applicable prospectus supplement or any free writing prospectus before acquiring any of our securities. These risks and uncertainties could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

USE OF PROCEEDS

Unless we indicate otherwise in an applicable prospectus supplement, we plan to use the net proceeds from the sale of the securities for general corporate purposes. We will not receive proceeds from sales of securities by persons other than us except as may otherwise be stated in any applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges on a historical basis for the period indicated. The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, earnings consist of pre-tax income before adjustment for minority interests, plus fixed charges. Fixed charges consist of interest expenses, whether expenses or capitalized.

	Year Ended December 31,
	2008		2009		2010	2011		2012
Ratio of earnings to fixed charges	—	(1)	0.2	(1)	7.3	—	(1)	—	(1)

(1)	Earnings for the years ended December 31, 2008, 2009, 2011 and 2012 were insufficient to cover fixed charges by approximately RMB281.9 million, RMB125.3 million, RMB1,134.1 million and RMB1,588.7 million, respectively, as our operating results were negatively impacted by the downward market performance during these years.

CAPITALIZATION

A prospectus supplement will include information on our consolidated capitalization.

DESCRIPTION OF THE SECURITIES

We may issue from time to time, in one or more offerings, the following securities:

•	ordinary shares, including ordinary shares represented by ADSs;

•	preferred shares;

•	debt securities; and

•	warrants to purchase debt securities, ordinary shares, preferred shares or ADSs.

We will set forth in the applicable prospectus supplement a description of the preferred shares, debt securities and warrants, and, in certain cases, the ordinary shares (including ordinary shares represented by ADSs) that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offer. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest in any of our securities.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and the Companies Law (2013 Revision) of the Cayman Islands, which is referred to as the Companies Law below.

As of September 30, 2013, our authorized share capital consisted of 1,000,000,000 ordinary shares, with a par value of US$0.0001 each.

The following are summaries of material provisions of our amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares.

Description of Ordinary Shares

General

All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares.

Dividends

The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Law. Under our amended and restated memorandum and articles of association, all dividends unclaimed for one year after having been declared may be invested or otherwise made use of by our board of directors for our exclusive benefit until claimed, and we will not be deemed a trustee in respect of such dividend or be required to account for any money earned thereon. All dividends unclaimed for six years after having been declared may be forfeited by our board of directors and thereon will revert to us.

Voting Rights

The holder of each ordinary share is entitled to one vote for each ordinary share held by such holder on all matters upon which the ordinary shares are entitled to vote. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any other shareholder or shareholders present in person or by proxy and holding at least 10% in par value of the shares giving a right to attend and vote at the meeting.

A quorum required for a meeting of shareholders consists of at least one shareholder present or by proxy or, if a corporation or other non-natural person, by its duly authorized representative holding not less than one-third of the outstanding voting shares in our company. Shareholders’ meetings may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding in the aggregate 10% or more of our voting share capital. Advance notice of at least 20 (but not more than 60) days is required for the convening of our annual general shareholders’ meeting and any other general shareholders’ meeting calling for the passing of a resolution requiring two-thirds of shareholder votes, and advance notice of at least 14 (but not more than 60) days is required for the convening of other general shareholder meetings.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the ordinary shares. A special resolution will be required for important matters such as a change of name or making changes to our amended and restated memorandum and articles of association.

Transfer of Ordinary Shares

Subject to the restrictions of our amended and restated memorandum and articles of association, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

•	the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of ordinary shares;

•	the instrument of transfer is properly stamped, if required;

•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four;

•	the ordinary shares transferred are free of any lien in favor of us;

•	any fee related to the transfer has been paid to us; and

•	the transfer to be registered is not to an infant or a person suffering from mental disorder.

If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 45 days in any year.

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares

Subject to the provisions of the Companies Law and other applicable law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by special resolution.

Variations of Rights of Shares

If at any time, our share capital is divided into different classes of shares, all or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied either with the consent in writing of the holders of three-fourths of the issued shares of that class or by a special resolution passed at a general meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares. The rights of holders of ordinary shares shall not be deemed to be varied by the creation or issue of shares with preferred or other rights which may be affected by the directors as provided in the articles of association without any vote or consent of the holders of ordinary shares.

General Meetings of Shareholders

The directors may, and shall on the requisition of shareholders holding at least 10% in par value of the capital of our company carrying voting rights at general meetings, proceed to convene a general meeting of such shareholders. If the directors do not within 21 days from the deposit of the requisition duly proceed to convene a general meeting, which will be held within a further period of 21 days, the requisitioning shareholders, or any of them holding more than 50% of the total voting rights of all of the requisitioning shareholders, may themselves convene a general meeting. Any such general meeting must be convened within three months after the expiration of such 21-day period.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find More Information About Us.”

Changes in Capital

We may from time to time by ordinary resolution:

•	increase the share capital by such sum, to be divided into shares of such classes and amounts, as the resolution shall prescribe;

•	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

•	sub-divide our existing shares, or any of them into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; or

•	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

We may by special resolution reduce our share capital and any capital redemption reserve in any manner authorized by law.

Exempted Company

We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

•	an exempted company’s register of members is not open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may issue no par value, negotiable or bearer shares;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company. We are subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. We intend to comply with the NASDAQ Rules in lieu of following home country practice. The NASDAQ Rules require that every company listed on the NASDAQ Global Market hold an annual general meeting of shareholders. In addition, our amended and restated articles of association allow directors or shareholders to call special shareholder meetings pursuant to the procedures set forth in the articles.

Differences in Corporate Law

The Companies Law is modeled after that of English law but does not follow many recent English law statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the State of Delaware and their shareholders.

Mergers and Similar Arrangements

The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation (a “Plan”), which must then be authorized by (a) a special resolution of the shareholders of each constituent company and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The Plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the due majority vote have been met;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such that a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period after the expiration of the said four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

The Cayman Islands courts can be expected to follow English case law precedents. The common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against or derivative actions in the name of the Company to challenge (a) an act which is ultra vires the Company or illegal, (b) an act which constitutes a fraud against the minority where the wrongdoers are themselves in control of the Company, and (c) an action which requires a resolution with a qualified (or special) majority which has not been obtained) have been applied and followed by the courts in the Cayman Islands.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from willful or gross negligence, or unlawful conduct of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Anti-Takeover Provisions in the Amended and Restated Memorandum and Articles of Association

Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our amended and restated memorandum and articles of association, as amended and restated from time to time, for what they believe in good faith to be in the best interests of our company.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our amended and restated articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law and our amended and restated articles of association allow our shareholders holding not less than 10% of the paid-up voting share capital of the company to requisition a shareholders’ meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings. However, our amended and restated articles of association require us to call such meetings if required by the Companies Law, other applicable law, rules or regulations or the NASDAQ Rules.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, our amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our amended and restated articles of association, directors may be removed by ordinary resolution of the shareholders or all directors (other than the one who is removed) passing a resolution or signing a notice effecting the removal of such a director from his office.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the Companies Law of the Cayman Islands and our amended and restated articles of association, our company may be dissolved, liquidated or wound up by the passing of a special resolution.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the consent in writing of the holders of 75% of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our amended and restated memorandum and articles of association may only be amended by the passing of a special resolution.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Directors’ Power to Issue Shares

Subject to applicable law, our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, qualified or other special rights or restrictions. However, if any issue of shares (including any issue of ordinary shares or any shares with preferred, deferred, qualified or other special rights or restrictions) is proposed and such shares proposed to be issued are at least 20% by par value of the par value of all then issued shares, then the prior approval by ordinary resolution of the holders of the ordinary shares, voting together as one class, will be required. These provisions could have the effect of discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver ADSs. Each ADS represents five ordinary shares (or a right to receive five ordinary shares) deposited with the Hong Kong office of the Hongkong and Shanghai Banking Corp., as custodian for the depositary. Each ADS also represents any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs are administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at One Wall Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American depositary receipt, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by holding ADSs in the Direct Registration System, or (B) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The Direct Registration System is a system administered by DTC pursuant to which the depositary may register the ownership of uncertificated American depositary shares, which ownership shall be evidenced by periodic statements sent by the depositary to the ADS holders entitled thereto.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs set out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American depositary receipt. Directions on how to obtain copies of those documents are provided under “Where You Can Find More Information.”

Dividends and Other Distributions

How Will You Receive Dividends and Other Distributions on the Shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

•	Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Taxation.” The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

•	Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares sufficient to pay its fees and expenses in connection with that distribution.

•	Rights to Purchase Additional Shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to you. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADRs described in this section except for changes needed to put the necessary restrictions in place.

•	Other Distributions. The depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How Are ADSs Issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

How Do ADS Holders Cancel an American Depositary Share?

You may turn in your ADSs at the depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

How Do ADS Holders Interchange Between Certificated ADSs and Uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How Do You Vote?

You may instruct the depositary how to vote the deposited securities. Otherwise, you won’t be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares.

If we ask for your instructions, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you may instruct the depositary to vote the shares or other deposited securities underlying your ADSs as you direct. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to the laws of the Cayman Islands and of the Memorandum and Articles of Association, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will try to give the depositary notice of any such meeting and details concerning the matters to be voted upon sufficiently in advance of the meeting date.

Fees and Expenses

Persons Depositing or Withdrawing Shares Must Pay:	For:
• US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

•    Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

•    Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

• US$0.02 (or less) per ADS	• Any cash distribution to you

• A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders

• US$0.02 (or less) per ADS per calendar year	• Depositary services

• Registration or transfer fees	• Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

• Expenses of the depositary	• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) • Converting foreign currency to U.S. dollars

• Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	• As necessary

• Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

The Bank of New York Mellon, as depositary, has agreed to reimburse us for expenses we incur that are related to establishment and maintenance of the ADR program, including investor relations expenses and NASDAQ application and listing fees. There are limits on the amount of expenses for which the depositary will reimburse us, but the amount of reimbursement available to us is not related to the amount of fees the depositary collects from investors.

The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your American depositary shares to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
• (a) Change the nominal or par value of our shares or reclassify, split up or (b) consolidate any of the deposited securities	• The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities

• (a) Distribute securities on the shares that are not distributed to you or (b) recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

•    The depositary may, and will if we ask it to, distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How May the Deposit Agreement Be Amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADR, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How May the Deposit Agreement Be Terminated?

The depositary will terminate the deposit agreement at our direction by mailing a notice of termination to the ADS holders then outstanding at least 30 days prior to the date fixed in such notice for such termination. The depositary may also terminate the deposit agreement by mailing a notice of termination to us and the ADS holders then outstanding if at any time 60 days shall have expired after the depositary shall have delivered to our company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver shares and other deposited securities upon cancellation of ADSs. Four months after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on Our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

•	are not liable if either of us exercises discretion permitted under the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other party;

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

You have the right to cancel your ADSs and withdraw the underlying shares at any time except:

•	When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares.

•	When you owe money to pay fees, taxes and similar charges.

•	When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-Release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the American depositary shares. The depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement have acknowledged that the Direct Registration System and Profile Modification System will apply to uncertificated ADSs upon acceptance thereof to DRS by the DTC. The Direct Registration System is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated American depositary shares, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. The Profile Modification System is a required feature of the Direct Registration System which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

In connection with and in accordance with the arrangements and procedures relating to the Direct Registration System/Profile Modification System, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code as in effect in the State of New York). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the Direct Registration System Profile Modification System and in accordance with the deposit agreement, shall not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

DESCRIPTION OF OUR PREFERRED SHARES

Our board of directors has the authority, without shareholder approval, to issue preferred shares in one or more series. Our board of directors may establish the number of shares to be included in each such series and may set the designations, preferences, powers and other rights of the shares of a series of preferred shares. Accordingly, our board of directors is empowered, without shareholder approval, to issue preferred shares with dividend, liquidation, conversion, redemption voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares. The preferred shares could be utilized as a method of discouraging, delaying or preventing a change in control of our Company. Although we do not currently intend to issue any preferred shares, we cannot assure you that we will not do so in the future.

As of the date of this document, there are no outstanding preferred shares of any series. The material terms of any series of preferred shares that we offer, together with any material U.S. federal income tax considerations relating to such preferred shares, will be described in a prospectus supplement.

Holders of our preferred shares are entitled to certain rights and subject to certain conditions as set forth in our memorandum and articles of association, as amended and restated from time to time, and the Companies Law (2013 Revision) of the Cayman Islands. See “Description of Share Capital.”

DESCRIPTION OF DEBT SECURITIES

We may issue series of debt securities, which may include debt securities exchangeable for or convertible into common shares or preferred shares. When we offer to sell a particular series of debt securities, we will describe the specific terms of that series in a supplement to this prospectus. The following description of debt securities will apply to the debt securities offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of debt securities may specify different or additional terms.

The debt securities offered by this prospectus may be secured or unsecured, and may be senior debt securities, senior subordinated debt securities or subordinated debt securities. The debt securities offered by this prospectus may be issued under an indenture between us and the trustee under the indenture. The indenture may be qualified under, subject to, and governed by, the Trust Indenture Act of 1939, as amended. We have summarized selected portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement on Form F-3, of which this prospectus is a part, and you should read the indenture for provisions that may be important to you.

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and detailed or determined in the manner provided in a board of directors’ resolution, an officers’ certificate and by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to the series, including any pricing supplement.

We may issue any amount of debt securities under the indenture, which may be in one or more series with the same or different maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement, including any related pricing supplement, relating to any series of debt securities being offered, the initial offering price, the aggregate principal amount offered and the terms of the debt securities, including, among other things, the following:

•	the title of the debt securities;

•	the price or prices (expressed as a percentage of the aggregate principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will repay the principal on the debt securities and the right, if any, to extend the maturity of the debt securities;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will be payable and any regular record date for any interest payment date;

•	the place or places where the principal of, premium, and interest on the debt securities will be payable, and where the debt securities of the series that are convertible or exchangeable may be surrendered for conversion or exchange;

•	any obligation or right we have to redeem the debt securities pursuant to any sinking fund or analogous provisions or at the option of holders of the debt securities or at our option, and the terms and conditions upon which we are obligated to or may redeem the debt securities;

•	any obligation we have to repurchase the debt securities at the option of the holders of debt securities, the dates on which and the price or prices at which we will repurchase the debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•	if payments of principal of, premium or interest on, the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the manner in which the amounts of payment of principal of, premium or interest on, the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•	any addition to or change in the events of default described in the indenture with respect to the debt securities and any change in the acceleration provisions described in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in the indenture with respect to the debt securities;

•	whether the debt securities will be senior or subordinated and any applicable subordination provisions;

•	a discussion of material income tax considerations applicable to the debt securities;

•	any other terms of the debt securities, which may modify any provisions of the indenture as it applies to that series; and

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

We may issue debt securities that are exchangeable for and/or convertible into common shares or preferred shares. The terms, if any, on which the debt securities may be exchanged and/or converted will be set forth in the applicable prospectus supplement. Such terms may include provisions for exchange or conversion, which can be mandatory, at the option of the holder or at our option, and the manner in which the number of common shares, preferred shares or other securities to be received by the holders of debt securities would be calculated.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the U.S. federal income tax considerations, and other special considerations applicable to any of these debt securities in the applicable prospectus supplement. If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

We may issue debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, unless we otherwise specify in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue and offer warrants under the material terms and conditions described in this prospectus and any accompanying prospectus supplement. The accompanying prospectus supplement may add, update or change the terms and conditions of the warrants as described in this prospectus.

General

We may issue warrants to purchase our common shares, preferred shares or debt securities. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to the warrants we are offering. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

Equity Warrants

Each equity warrant issued by us will entitle its holder to purchase the equity securities designated at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Equity warrants may be issued separately or together with equity securities.

The equity warrants are to be issued under equity warrant agreements to be entered into between us and one or more banks or trust companies, as equity warrant agent, as will be set forth in the applicable prospectus supplement and this prospectus.

The particular terms of the equity warrants, the equity warrant agreements relating to the equity warrants and the equity warrant certificates representing the equity warrants will be described in the applicable prospectus supplement, including, as applicable:

•	the title of the equity warrants;

•	the initial offering price;

•	the aggregate amount of equity warrants and the aggregate amount of equity securities purchasable upon exercise of the equity warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, the designation and terms of the equity securities with which the equity warrants are issued, and the amount of equity warrants issued with each equity security;

•	the date, if any, on and after which the equity warrants and the related equity security will be separately transferable;

•	if applicable, the minimum or maximum amount of the equity warrants that may be exercised at any one time;

•	the date on which the right to exercise the equity warrants will commence and the date on which the right will expire;

•	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the equity warrants;

•	anti-dilution provisions of the equity warrants, if any;

•	redemption or call provisions, if any, applicable to the equity warrants; and

•	any additional terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants.

Holders of equity warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors or any other matters, or to exercise any rights whatsoever as a holder of the equity securities purchasable upon exercise of the equity warrants.

Debt Warrants

Each debt warrant issued by us will entitle its holder to purchase the debt securities designated at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Debt warrants may be issued separately or together with debt securities.

The debt warrants are to be issued under debt warrant agreements to be entered into between us, and one or more banks or trust companies, as debt warrant agent, as will be set forth in the applicable prospectus supplement and this prospectus.

The particular terms of each issue of debt warrants, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement, including, as applicable:

•	the title of the debt warrants;

•	the initial offering price;

•	the title, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the title and terms of any related debt securities with which the debt warrants are issued and the amount of the debt warrants issued with each debt security;

•	the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise of each debt warrant;

•	if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

•	the date on which the right to exercise the debt warrants will commence and the date on which the right will expire;

•	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the debt warrants;

•	whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

•	anti-dilution provisions of the debt warrants, if any;

•	redemption or call provisions, if any, applicable to the debt warrants; and

•	any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer, and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the related prospectus supplement. Before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon exercise of the debt warrants, or to enforce any of the covenants in the indentures governing such debt securities.

PLAN OF DISTRIBUTION

We may sell or distribute the securities offered by this prospectus, from time to time, in one or more offerings, as follows:

•	through agents;

•	to dealers or underwriters for resale;

•	directly to investors; or

•	through a combination of any of these methods of sale.

We will set forth in a free writing prospectus or prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	the public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such securities may be listed.

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may change from time to time any public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in a free writing prospectus or prospectus supplement naming the underwriter and the nature of any such relationship.

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

We may also sell securities directly to one or more purchasers without using underwriters or agents.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in a free writing prospectus or the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnity them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

We will bear all costs, expenses and fees in connection with the registration of the securities as well as the expenses of all commissions and discounts, if any, attributable to the sales of securities by us.

Unless otherwise specified in the applicable prospectus supplement or any free writing prospectus, each class or series of securities will be a new issue with no established trading market, other than our ordinary shares represented by ADSs, which are listed on the NASDAQ Global Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities, if any, from us in the offering. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the NASDAQ Global Market or otherwise and, if commenced, may be discontinued at any time.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or a post-effective amendment.

In addition, we may loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities offered by this prospectus or otherwise.

TAXATION

Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated and existing under the laws of the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•	the Cayman Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection to investors; and

•	Cayman Islands companies do not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our current operations are conducted in the PRC, and substantially all of our assets are located in the PRC. In addition, most of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon us or such persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Hanwha SolarOne U.S.A. Inc. (USA) as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Maples and Calder, our counsel as to Cayman Islands law, and Global Law Office, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and the PRC, respectively, would:

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the federal securities laws of the United States or any state or territory in the United States; or

•	entertain original actions brought in the courts of the Cayman Islands or the PRC, respectively, against us or our directors or officers predicated solely upon the federal securities laws of the United States or any state or territory within the United States.

Maples and Calder has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar fiscal or revenue obligations and which was neither obtained in a manner nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation. However, the Cayman Islands courts are unlikely to enforce a punitive judgment of a United States court predicated upon the liabilities provision of the federal securities laws in the United States without retrial on the merits if such judgment gives rise to obligations to make payments that may be regarded as fines, penalties or similar charges.

Global Law Office has further advised us that the recognition and enforcement of foreign judgments are primarily provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. The PRC currently does not have any treaties or other agreements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. Therefore, it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

LEGAL MATTERS

Except as otherwise set forth in the applicable prospectus supplement, certain legal matters in connection with the securities offered pursuant to this prospectus will be passed upon for us by Shearman & Sterling LLP, our special United States counsel, to the extent governed by the laws of the State of New York, and by Maples and Calder, our special legal counsel as to Cayman Islands law, to the extent governed by the laws of the Cayman Islands. Legal matters as to PRC law will be passed upon for us by Global Law Office, our counsel as to PRC law. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering.

EXPERTS

Our consolidated financial statements appearing in our annual report on Form 20-F for the year ended December 31, 2012 and the effectiveness of our internal control over financial reporting as of December 31, 2012 have been audited by Ernst & Young Hua Ming LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated by reference herein. Such consolidated financial statements are incorporated by reference herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The offices of Ernst & Young Hua Ming LLP are located at 50th floor, Shanghai World Financial Center, 100 Century Avenue, Pudong New Area, Shanghai, China.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are currently subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file with or furnish to the SEC reports, including annual reports on Form 20-F, and other information. All information filed with or furnished to the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Additional information may also be obtained over the Internet at the SEC’s website at www.sec.gov. We also maintain a website at www.hanwha-solarone.com, but information contained on our website is not incorporated by reference in this prospectus or any prospectus supplement. You should not regard any information on our website as a part of this prospectus or any prospectus supplement.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meetings, and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of our ADSs and, upon our request, will mail to all record holders of our ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

We have filed with the SEC a registration statement on Form F-3 relating to the securities covered by this prospectus. This prospectus and any accompanying prospectus supplement are part of the registration statement and do not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s website.